71	Management’s Statement of Responsibility

71	Auditors’ Report

72	Consolidated Balance Sheets

73	Consolidated Statements of Earnings

73	Consolidated Statements of Retained Earnings

74	Consolidated Statements of Cash Flow

75	Notes to the Consolidated Financial Statements

75	Note 1 – Nature of Operations and Significant Accounting Policies

81	Note 2 – Business Acquisitions and Combinations

83	Note 3 – Discontinued Operations and Assets Held for Sale

85	Note 4 – Impairment of Goodwill, Tangible and Intangible Assets

85	Note 5 – Accounts Receivable

85	Note 6 – Inventories

85	Note 7 – Property, Plant and Equipment

86	Note 8 – Intangible Assets

86	Note 9 – Goodwill

87	Note 10 – Other Assets

88	Note 11 – Debt Facilities

90	Note 12 – Capital Stock

91	Note 13 – Stock-Based Compensation Plans

93	Note 14 – Financial Instruments

96	Note 15 – Income Taxes

97	Note 16 – Deferred Gains and Other Long-Term Liabilities

97	Note 17 – Supplementary Cash Flow Information

98	Note 18 – Contingencies

98	Note 19 – Government Cost-Sharing

98	Note 20 – Commitments

99	Note 21 – Employee Future Benefits

102	Note 22 – Cumulative Translation Adjustment

102	Note 23 – Investment Tax Credits

103	Note 24 – Restructuring Costs

104	Note 25 – Variable Interest Entities

105	Note 26 – Operating Segments and Geographic Information

107	Note 27 – Differences Between Canadian and United States Generally Accepted Accounting Principles

114	Note 28 – Comparative Financial Statements

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

The Consolidated Financial Statements contained in this Annual Report are the responsibility of management, and have been prepared in accordance with Canadian generally accepted accounting principles and include when necessary some estimates based on management best judgment. Financial information presented elsewhere in the Annual Report is under management responsibilities and consistent with that contained in the accompanying financial statements.

     CAE’s policy is to maintain internal accounting and administrative systems, combined with disclosure control of high quality consistent with reasonable cost. Such systems are designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

     The Board of Directors is responsible for ensuring that Management fulfils its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the Consolidated Financial Statements through its Audit Committee, consisting solely of outside directors, which reviews the Consolidated Financial Statements and reports thereon to the Board. The Committee meets periodically with the external auditors, internal auditors and management to review their respective activities and to satisfy itself that each party is properly discharging its responsibilities. Both external auditors and internal auditors have free access to the Committee, with or without management, to discuss the scope of their audits, the adequacy of the system of internal controls and financial reporting.

     The financial statements have been reviewed by the Audit Committee and, together with the other required information in the Annual Report, approved by the Board of Directors. In addition, the Consolidated Financial Statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

R. E. Brown	A. Raquepas
President and Chief Executive Officer	Vice President
Chief Financial Officer
Montreal, Canada
May 17, 2006

AUDITORS’ REPORT

To the Shareholders of CAE Inc.

     We have audited the consolidated balance sheets of CAE Inc. as at March 31, 2006 and 2005, and the Consolidated Statements of Earnings, Retained Earnings and Cash Flows for each of the years in the three-year period ended March 31, 2006. These Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Financial Statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as at March 31, 2006 and 2005, and the results of its operations and cash flows for each of the years in the three-year period ended March 31, 2006 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants
Montreal, Canada
May 16, 2006

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the changes described in note 1 to the consolidated financial statements. Our report to the shareholders dated May 16, 2006 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

Chartered Accountants
Montreal, Canada
May 16, 2006

CAE ANNUAL REPORT 2006 _ 71

CONSOLIDATED BALANCE SHEETS
As at March 31 (amounts in millions of Canadian dollars)	2006	2005

Assets
Current assets
Cash and cash equivalents	$81.1	$57.1
Accounts receivable (Note 5)	260.3	255.7
Inventories (Note 6)	93.2	101.0
Prepaid expenses	25.2	17.8
Income taxes recoverable	75.7	58.5
Future income taxes (Note 15)	5.7	2.5
Current assets held for sale (Note 3)	–	5.8

	541.2	498.4
Property, plant and equipment, net (Note 7)	839.3	792.2
Future income taxes (Note 15)	78.2	101.0
Intangible assets (Note 8)	23.3	20.2
Goodwill (Note 9)	92.0	92.1
Other assets (Note 10)	136.2	138.3
Long-term assets held for sale (Note 3)	5.9	57.5

	$1,716.1	$1,699.7

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$373.7	$312.8
Deposits on contracts	146.4	93.5
Current portion of long-term debt (Note 11)	10.4	35.3
Future income taxes (Note 15)	14.5	19.6
Current liabilities related to assets held for sale (Note 3)	–	7.8

	545.0	469.0
Long-term debt (Note 11)	260.9	307.6
Deferred gains and other long-term liabilities (Note 16)	206.5	179.8
Future income taxes (Note 15)	28.4	38.3
Long-term liabilities related to assets held for sale (Note 3)	–	53.4

	1,040.8	1,048.1

Shareholders' Equity
Capital stock (Note 12)	389.0	373.8
Contributed surplus (Note 12)	5.8	3.3
Retained earnings	395.7	340.8
Cumulative translation adjustment (Note 22)	(115.2)	(66.3)

	675.3	651.6

	$1,716.1	$1,699.7

Contingencies and commitments (Notes 18 and 20)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Approved by the Board:

R. E. Brown	L. R. Wilson
Director	Director

72 _ CAE ANNUAL REPORT 2006

CONSOLIDATED STATEMENTS OF EARNINGS
Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	2006	2005	2004

Revenue	$1,107.2	$986.2	$938.4

Earnings (loss) before interest and income taxes (Note 26)	$106.2	$(373.0)	$81.3
Interest expense, net (Note 11)	16.2	32.1	22.4

Earnings (loss) before income taxes	$90.0	$(405.1)	$58.9
Income tax expense (recovery) (Note 15)	19.1	(100.4)	11.5

Earnings (loss) from continuing operations	$70.9	$(304.7)	$47.4
Results of discontinued operations (Note 3)	(6.0)	104.8	16.6

Net earnings (loss)	$64.9	$(199.9)	$64.0

Basic earnings (loss) per share from continuing operations	$0.28	$(1.23)	$0.20

Diluted earnings (loss) per share from continuing operations	$0.28	$(1.23)	$0.20

Basic earnings (loss) per share	$0.26	$(0.81)	$0.27

Diluted earnings (loss) per share	$0.26	$(0.81)	$0.27

Weighted average number of shares outstanding (Basic)	249.8	247.1	233.2

The accompanying notes form an integral part of these Consolidated Financial Statements.
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
Years ended March 31
(amounts in millions of Canadian dollars)	2006	2005	2004

Retained earnings at beginning of year, as previously reported	$340.8	$562.1	$531.2
Change in accounting policy (Note 1)	–	3.3	–

Retained earnings at beginning of year	$340.8	$565.4	$531.2
Share issue costs (2004 – net of taxes of $2.4 million)	–	–	(5.1)
Net earnings (loss)	64.9	(199.9)	64.0
Dividends	(10.0)	(24.7)	(28.0)

Retained earnings at end of year	$395.7	$340.8	$562.1

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE ANNUAL REPORT 2006 _ 73

CONSOLIDATED STATEMENTS OF CASH FLOW
Years ended March 31 (amounts in millions of Canadian dollars)	2006	2005	2004

Operating Activities
Net earnings (loss)	$64.9	$(199.9)	$64.0
Results of discontinued operations (Note 3)	6.0	(104.8)	(16.6)

Earnings (loss) from continuing operations	70.9	(304.7)	47.4
Adjustments to reconcile earnings to cash flows from operating activities:
Impairment of goodwill, tangible and intangible assets (Note 4)	–	443.3	–
Depreciation	52.5	55.1	51.3
Amortization of deferred financing costs	2.2	7.2	2.7
Amortization and write down of intangible and other assets	22.9	19.7	17.4
Future income taxes	6.0	(113.9)	(2.9)
Investment tax credits	(11.8)	(29.2)	(9.2)
Stock-based compensation plans (Note 13)	2.5	2.0	1.3
Other	9.8	20.9	(6.3)
Decrease (increase) in non-cash working capital (Note 17)	81.2	85.6	(100.2)

Net cash provided by continuing operating activities	236.2	186.0	1.5
Net cash provided by discontinued operating activities	2.1	21.6	4.2

Net cash provided by operating activities	238.3	207.6	5.7

Investing Activities
Business acquisitions (net of cash and cash equivalents acquired) (Note 2)	2.6	(13.8)	–
Proceeds from disposal of discontinued operations
(net of cash and cash equivalents disposed) (Note 3)	(4.9)	239.4	22.3
Capital expenditures	(130.1)	(118.0)	(86.8)
Proceeds from sale and leaseback of assets	–	43.8	122.5
Deferred development costs	(1.8)	(9.9)	(12.7)
Deferred pre-operating costs	(0.7)	(1.7)	(6.6)
Other assets	(20.2)	(2.4)	(2.2)

Net cash (used in) provided by continuing investing activities	(155.1)	137.4	36.5
Net cash used in discontinued investing activities	(2.3)	(5.8)	(12.0)

Net cash (used in) provided by investing activities	(157.4)	131.6	24.5

Financing Activities
Net borrowing under revolving unsecured credit facilities (Note 11)	(30.7)	(273.7)	(70.1)
Proceeds from long-term debt	32.1	3.4	1.1
Reimbursement of long-term debt	(65.7)	(50.5)	(66.5)
Dividends paid	(9.7)	(24.0)	(27.4)
Common stock issuance (Note 12)	8.0	3.6	176.4
Share issue costs	–	–	(7.5)
Other	11.6	0.7	1.4

Net cash (used in) provided by continuing financing activities	(54.4)	(340.5)	7.4
Net cash provided by discontinued financing activities	1.2	3.2	10.4

Net cash (used in) provided by financing activities	(53.2)	(337.3)	17.8

Effect of foreign exchange rate changes on cash and cash equivalents	(8.1)	(2.3)	(3.2)

Net increase (decrease) in cash and cash equivalents	19.6	(0.4)	44.8
Cash and cash equivalents at beginning of year	61.5	61.9	17.1

Cash and cash equivalents at end of year	$81.1	$61.5	$61.9

Cash and cash equivalents related to:
Continuing operations	$81.1	$57.1	$54.7
Discontinued operations (Note 3)	–	4.4	7.2

	$81.1	$61.5	$61.9

Supplementary Cash Flow Information (Note 17)
The accompanying notes are an integral part of these Consolidated Financial Statements.

74 _ CAE ANNUAL REPORT 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended March 31, 2006, 2005 and 2004 (amounts in millions of Canadian dollars)

NOTE 1 — NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

CAE Inc. (the Company) designs, manufactures and supplies simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators and aircraft manufacturers. CAE's flight simulators replicate aircraft performance in normal and abnormal operations, as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a full range of flight training devices based on the same software used in its simulators. CAE also operates a global network of training centres in locations around the world.

Effective April 1, 2005, the Company changed its internal organizational structure such that operations are managed through four segments:

(i)	Simulation Products/Civil: Designs, manufactures and supplies civil flight simulators, training devices and visual systems;

(ii)	Simulation Products/Military: Designs, manufactures and supplies advanced military training products for air, land and sea applications;

(iii)	Training & Services/Civil: Provides business and commercial aviation training and related services;

(iv)	Training & Services/Military: Supplies military turnkey training and operational solutions, support services, life extensions, systems maintenance and modelling and simulation solutions.

The Company's operations were previously broken down into the following operating segments; Military Simulation & Training (Military), Civil

Simulation & Training (Civil) and Marine Controls (Marine) until the latter's disposal in the fourth quarter of fiscal 2005.

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND FINANCIAL STATEMENT PRESENTATION

The accounting policies of CAE Inc. and its subsidiaries conform, in all material respects, to Canadian generally accepted accounting principles (GAAP), as defined by the Canadian Institute of Chartered Accountants (CICA). In some respects, these accounting principles differ from United States generally accepted accounting principles (US GAAP). The main differences are described in Note 27.

     On April 1, 2004, the Company adopted CICA Handbook Sections 1100, Generally Accepted Accounting Principles and 1400, General Standards of Financial Statement Presentation. Section 1100 describes what constitutes Canadian GAAP and its sources, and provides guidance on sources to consult when selecting accounting policies and appropriate disclosure when a matter is not dealt with explicitly in the primary sources of GAAP, thereby recodifying GAAP hierarchy. Section 1400 clarifies what are presented fairly in accordance with GAAP, and provides general guidance on financial presentation. The adoption of these standards did not have a material impact on the Consolidated Financial Statements.

Except where otherwise indicated, all amounts in these financial statements are expressed in Canadian dollars.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires CAE's management (Management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period reported. Management reviews its estimates on an ongoing basis, particularly as they relate to accounting of long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets and goodwill, based on Management's best knowledge of current events and actions it may undertake in the future. Actual results could differ from those estimates, significant changes in estimates and/or assumptions could result in the impairment of certain assets.

BASIS OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of CAE Inc. and of all its majority-owned subsidiaries, and variable interest entities for which it is the primary beneficiary. They also include the Company's proportionate share of assets, liabilities and earnings of joint ventures in which it has an interest. All significant intercompany accounts and transactions have been eliminated. Investments over which CAE exercises significant influence are accounted for using the equity method, and portfolio investments are accounted for using the cost method.

     As at March 31, 2006, CAE's proportionate share of assets, liabilities, revenue and earnings in joint ventures was the following (in millions of dollars): current assets $36.5; current liabilities $13.9; long-term assets $42.7; long-term liabilities $27.0; revenue of $42.0 and earnings of $4.0.

     On January 1, 2005, the Company adopted CICA Accounting Guideline AcG-15, Consolidation of Variable Interest Entities, on a retroactive basis without restatement of prior periods. AcG-15 provides a framework for identifying variable interest entities (VIEs) and for determining when an entity should include the assets, liabilities and results of operations of a VIE in its Consolidated Financial Statements.

CAE ANNUAL REPORT 2006 _ 75

NOTE 1 — NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that lack the power to make significant decisions about activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

     AcG-15 requires a VIE to be consolidated if a variable interest holder (a party with an ownership, contractual or other financial interest in the VIE) is exposed to a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party is exposed to a majority of the VIE's losses), or both (the primary beneficiary). Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and non-controlling interests at fair value at the date the enterprise became the primary beneficiary. However, for variable interest entities created prior to the initial adoption of AcG-15, the assets, liabilities and non-controlling interests of these entities must be initially consolidated as if the entities were always consolidated based on the majority voting interest. AcG-15 also requires disclosures on VIEs that the variable interest holder is not required to consolidate, but in which it has a significant variable interest.

     The adoption of AcG-15 on January 1, 2005 resulted in an increase in total assets, liabilities, and retained earnings of $46.9 million, $43.7 million, and $3.3 million, respectively and a decrease in the currency translation adjustment of $0.1 million in the fiscal 2005 Consolidated Financial Statements (refer to Note 25).

FOREIGN CURRENCY TRANSLATION

Self-sustaining foreign operations

The Company's foreign operations are classified as self-sustaining operations and are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated at exchange rates in effect at the balance sheet date and revenue and expenses are translated at the average exchange rates for the period. Foreign gains or losses translated into Canadian dollars are included in the cumulative translation adjustment account, which is a separate component of shareholders' equity.

     Accumulated amounts in the cumulative translation adjustment account are released to the Statements of Earnings when the Company reduces its net investment in foreign operations by way of a reduction in capital or through the settlement of long-term intercompany balances, which had been considered part of CAE's net investment.

Foreign currency transactions

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the functional currency and revenue and expense items are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Translation gains or losses are included in the determination of earnings, except those related to long-term intercompany account balances, which form part of the net investment in foreign operations, and those arising from the translation of foreign currency debt that has been designated as a hedge of the net investment in subsidiaries, which are included in the cumulative translation adjustment account, a separate component of shareholders' equity.

REVENUE RECOGNITION

Multiple-element arrangements

The Company sometimes enters into multiple-element revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators and maintenance. A multiple-element arrangement is separated into more than one unit of accounting, and applicable revenue recognition criteria is considered separately for the different units of accounting if all of the following criteria are met:

  The delivered item has value to the customer on a standalone basis.
  There is objective and reliable evidence of the fair value of the undelivered item (or items).
  If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain. Under this method, revenue and earnings are recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract. The cumulative impact of any revisions in cost and earnings estimates are reflected in the period in which the need for a revision becomes known. Losses, if any, are recognized in full when first anticipated. Warranty provisions are recorded when revenue is recognized, based on past experience. In general, no right of return or complementary upgrade is provided to customers. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is recognized in earnings on a straight-line basis over the contract period. In situations when it is clear that costs will be incurred by using a basis other than a straight-line method, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

76 _ CAE ANNUAL REPORT 2006

Software arrangements

The Company also enters into software arrangements to sell, independently or in multiple-element arrangements, standalone software, services, maintenance and software customization. Revenue from software arrangements is recognized in accordance with the guidance set out in the Statement of Position (SOP) 97-2, Software Revenue Recognition issued by the American Institute of Certified Public Accountants and is described in more detail as follows:

(i)	Standalone products

Revenue from software license arrangements that do not require significant production, changes, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

(ii)	Consulting services

Revenues arising from direct consulting or training services that are provided to customers are recognized as the services are rendered.

(iii)	Maintenance

Maintenance and support revenues are recognized ratably over the term of the related agreements.

(iv)	Multiple-element arrangements

The Company sometimes enters into multiple-element revenue software arrangements, which may include any combination of software, services or training, customization and maintenance. In such instances, the fee is allocated to the various elements based on vendor-specific objective evidence of fair value, which is limited to the price charged when the same element is sold separately, regardless of any individual prices stated within the contract for each element. Applicable revenue recognition criteria are considered separately for each portion of fee allocated to the respective separate elements as described above.

(v)	Long term software arrangements

Revenues from fixed-price software arrangements and software customization contracts are also recognized under the percentage-of- completion method.

Training services

Training services are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, recovery is reasonably certain and, when applicable, products have been delivered or services have been rendered.

INCOME TAXES AND INVESTMENT TAX CREDITS

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

     This method also requires the recognition of future tax benefits, such as net operating loss carry forwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of Management, it is more likely than not that the future income tax assets will not be realized. (refer to Note 15).

     Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the financial statements for the years in which the temporary differences are expected to reverse.

     CAE does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

     Investment tax credits (ITCs) arising from research and development (R&D) activities are deducted from the related costs and are accordingly included in the determination of earnings when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

     The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on Management's best estimates. Differences between the estimates and the ultimate amounts of taxes and ITCs are recorded in earnings at the time they can be determined (refer to Note 23).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly-liquid investments with original terms to maturity of 90 days or less.

ACCOUNTS RECEIVABLE

Receivables are recorded at cost, net of a provision for doubtful accounts, based on expected recoverability. The Company is involved in a program under which it sells certain of its accounts receivable to a third party for a cash consideration without recourse to the Company. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable. Losses and gains on these transactions are recognized in net earnings (loss) (refer to Note 5).

INVENTORIES

Raw materials are valued at the lower of cost and replacement cost. Work in process is stated at the lower of average cost and net realizable value. The cost of work in process includes material, labour and an allocation of manufacturing overhead (refer to Note 6).

CAE ANNUAL REPORT 2006 _ 77

NOTE 1 — NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

GOVERNMENT ASSISTANCE

Funding from Industry Canada under the Technology Partnerships Canada program (TPC) for costs incurred in research and development (R&D) programs, is recorded as a reduction of costs or as a reduction of cost capitalized as part of long-term assets.

     A liability to repay the government assistance is recognized when stipulated conditions are met. The repayment thereof is reflected in the statement of earnings when royalties become due.

LONG-LIVED ASSETS

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation, net of any impairment charges. The declining balance and straight-line methods are used to calculate amortization over the estimated useful lives of the assets as follows:

	Method	Rates/Years

Building and improvements	Declining balance	5%	–	10%
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance	20%	–	35%

Leases

The Company enters into leases in which substantially all the benefits and risks of ownership transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the net gains or losses in excess of the residual value guarantees are amortized over the term of the lease. The residual value of guarantees are ultimately recognized in the Company's earnings upon expiry of the related sale and leaseback agreement.

Interest capitalization

Interest costs relating to the construction of simulators, buildings for training centres and other internally developed assets are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the asset is completed and ready for productive use.

Spare parts

Spare parts to be used in the normal course of business are valued at the lower of cost and replacement cost.

Intangible assets with definite useful lives

Intangible assets with definite useful lives are recorded at their fair value at the acquisition date. Amortization is calculated using the straight-

line method for all intangible assets over their estimated useful lives as follows:
		Weighted
		Average
	Amortization	Amortization
	Period	Period

Trade names	5 to 17 years	16
Customer relations	10 years	10
Customer contractual agreements	2 to 20 years	13
Enterprise resource planning – software (1)	–	–
Other intangible assets	5 to 12 years	10

(1) Enterprise Resource Planning software is in the building phase; no amortization was taken during fiscal 2006.

Impairment of long-lived assets

The Company recognizes impairment losses for a long-lived asset or asset group to be held and used when events or changes in circumstances indicating that its carrying value may not be recoverable, as measured by comparing its carrying amount to the estimated undiscounted future cash flows generated by its use and eventual disposal. An impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

BUSINESS COMBINATIONS AND GOODWILL

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired business are included in the Consolidated Statements of Earnings effective on their respective dates of acquisition.

     Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate a potential impairment in value.

78 _ CAE ANNUAL REPORT 2006

     The impairment test consists of a comparison of the fair value of the Company's reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, the Company compares, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes, if required, an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in net earnings (loss) (refer to Note 9).

OTHER ASSETS

Research and development costs

Research costs are charged to earnings in the period in which they are incurred. Development costs are also charged to earnings in the period incurred unless they meet all the criteria for deferral, as per CICA Handbook Section 3450, Research and Development Costs, and their recovery is reasonably assured. Government assistance arising from research and development activities is deducted from the related costs or assets, if deferred. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to earnings based on anticipated sales of the product, when possible, over a period not exceeding five years using the straight-line method.

Pre-operating costs

The Company defers costs incurred during the pre-operating period for all new operations. Pre-operating costs are incremental in nature and are considered by Management to be recoverable from the future operations of the new training centre. Capitalization ceases at the opening of the training centre. Deferred pre-operating costs are amortized over a five-year period using the straight-line method.

Deferred financing costs

Costs incurred with the issuance of long-term debt are deferred and amortized on a straight-line basis over the term of the related debt. Costs related to sale and leaseback agreements are amortized on a straight-line basis over the term of the lease (refer to Note 10).

Restricted cash

Under the terms of subsidiaries' external bank financing and some government-related sales contracts, the Company is required to hold a defined amount of cash as collateral.

EMPLOYEE FUTURE BENEFITS

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and Management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service live of active employees at the date of amendment.

     When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement (refer to Note 21).

STOCK-BASED COMPENSATION PLANS

The Company's stock-based compensation plans consist of five individual plans: an Employee Stock Option Plan (ESOP), an Employee Stock Purchase Plan (ESPP), a Deferred Share Unit (DSU) plan for executives, a Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and a Long-Term Incentive Restricted Share Unit (LTI-RSU) plan. All plans are described in Note 13.

     Since fiscal 2004, net (loss) earnings include compensation costs for CAE's stock options. Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders' equity. The Company estimates the fair value of options using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly-subjective assumptions including expected stock price volatility.

     In Note 13, pro forma net (loss) earnings and pro forma basic and diluted net (loss) earnings per share figures are presented as if the fair value based method of accounting had been used to account for stock options granted to employees during fiscal 2003.

     A compensation expense is also recognized for the Company's portion of the contributions made under the ESPP and for the grant date amount of vested units at their respective valuations for the DSU, LTI-DSU and LTI-RSU plans. Any subsequent changes in CAE's stock price affect the compensation expense. In fiscal 2004, the Company entered into an equity swap agreement with a major Canadian institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company's share price relating to the DSU, LTI-DSU and LTI-RSU programs.

CAE ANNUAL REPORT 2006 _ 79

NOTE 1 — NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

     CAE's practice is to issue options in May of each fiscal year or at the time of hiring of new employees or new appointments. In both instances these options vest equally over four years. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

HEDGING RELATIONSHIPS AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into forward, swap and option contracts to reduce the financial risk related to its exposure to fluctuations in interest rates and foreign exchange rates. The interest rate risk associated with certain long-term debt is hedged through interest rate swaps. The foreign currency risk associated with certain purchase and sales commitments denominated in a foreign currency is hedged through a combination of forward contracts and options. The Company does not use any derivative financial instruments for trading or speculative purposes.

     Effective April 1, 2004, the Company prospectively adopted CICA Accounting Guideline (AcG) AcG-13, Hedging Relationships and CICA Emerging Issues Committee Abstract 128 (EIC-128), Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments. AcG-13 addresses the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and the discontinuance of hedge accounting. Under this Guideline, complete documentation of the information related to hedging relationships is required, and the effectiveness of the hedges must be demonstrated and documented. EIC-128 deals with the issue of how to account for a freestanding derivative financial instrument that gives rise to a financial asset or liability and does not qualify for hedge accounting. The adoption of this Guideline and abstract did not have a material impact on the Company's Consolidated Financial Statements.

     Gains and losses on foreign currency contracts designated as effective as hedges are recognized in the Consolidated Statements of Earnings during the same period as the underlying revenues and expenses. For interest rate swaps, the difference between the swap rate and the actual rate is reflected against the related interest expense. CAE assesses, on an ongoing basis, whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

     Realized and unrealized gains or losses associated with derivative instruments, which have been terminated or cease to be effective prior to maturity, are deferred under other current, or non-current, assets or liabilities on the Consolidated Balance Sheets and recognized in earnings (loss) in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matured prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in earnings (loss). Interest payments relating to swap contracts are recorded in net earnings (loss) over the life of the underlying transaction using the accrual method as an adjustment to interest income or interest expense (refer to Note 14).

DISPOSAL OF LONG-LIVED ASSETS AND DISCONTINUED OPERATIONS

Long-lived assets to be disposed of by sale must be measured at the lower of their carrying amounts or fair value less selling costs and should not be amortized as long as they are classified as assets to be disposed of by sale.

     Operating results of a company's components disposed of by sale or being classified as held-for-sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the Company's current operations pursuant to the disposal and if the Company does not have significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise includes operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company's operations and cash flows (refer to Note 3).

SEVERANCE, TERMINATION BENEFITS AND COSTS ASSOCIATED WITH EXIT AND DISPOSAL ACTIVITIES

In accordance with EIC-134, Accounting for Severance and Termination Benefits and EIC-135, Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring), the Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when Management commits to a plan that specifically identifies all significant actions to be taken and commits the entity to the event that obligates it under the terms of the contract with its employees to pay such termination benefits. Such termination benefits and the benefit arrangement are communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive when their employment is terminated. All other costs associated with restructuring, exit and disposal activities are recognized in the period in which they are incurred and measured at their fair value. CAE has applied these guidelines for severance termination benefits and other restructuring costs as described in Note 24.

DISCLOSURE OF GUARANTEES

The Company discloses all information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees (refer to Note 14).

EARNINGS PER SHARE

Earnings per share are calculated by dividing net earnings (loss) available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

80 _ CAE ANNUAL REPORT 2006

FUTURE CHANGES TO ACCOUNTING STANDARDS

Financial instruments – recognition and measurement, hedges and comprehensive income

In January 2005, the Accounting Standards Board (AcSB) issued three new standards dealing with financial instruments: (i) Financial Instruments – Recognition and Measurement; (ii) Hedges; and (iii) Comprehensive Income. The new standards are based on the US FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, Statement No. 130, Reporting Comprehensive Income, Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and on the International Accounting Standards Board's (IASB) standard, IAS 39, Financial Instruments – Recognition and Measurement.

     CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement prescribes when a financial instrument should be recognized on the balance sheet and the measurement method, using fair value or using cost-based measures. It also specifies how financial instrument gains and losses should be presented.

     New CICA Handbook Section 3865, Hedges allows optional treatment providing that hedges be designated as either fair value hedges, cash flow hedges or hedges of a net investment in a self-sustaining foreign operation. For a fair value hedge, the gain or loss attributable to the hedged risk is recognized in net income in the period of change together with the offsetting loss or gain on the hedged item attributable to the hedged risk. The carrying amount of the hedged item is adjusted for the hedged risk. For a cash flow hedge or for a hedge of a net investment in a self-sustaining foreign operation, the effective portion of the hedging item's gain or loss is initially reported in Other Comprehensive Income and subsequently reclassified to net income when the hedged item affects net income.

     The AcSB has issued new CICA Handbook Section 1530, Comprehensive Income, and has amended Section 3250, Surplus, by renaming it Section 3251, Equity. These standards require enterprises to present comprehensive income and its components as well as net income in its financial statements and to separately present changes in equity during the period as well as components of equity at the end of the period, including comprehensive income.

     These requirements will be applicable for CAE in the first quarter of fiscal 2008. The Company is currently evaluating how these new Handbook Sections will impact its Consolidated Financial Statements.

NOTE 2 — BUSINESS ACQUISITIONS AND COMBINATIONS

TERRAIN EXPERTS INC.

On May 20, 2005, the Company acquired all the issued and outstanding shares of Terrain Experts Inc. (Terrex), which develops software tools for terrain database generation and visualization. Total consideration for this acquisition amounted to US$11.1 million ($14.0 million) payable in common shares issued by CAE and a nominal cash portion in three instalments as follows:

(i)	1,000,000 shares representing US$4.8 million (approximately $6.1 million issued at a price of $6.13 per share, the closing price of the common shares on the Toronto Stock Exchange (TSX) on May 20, 2005), and US$0.2 million ($0.3 million) in cash together representing US$5.0 million ($6.4 million) at the closing date

(ii)	US$3.6 million through the issuance of CAE shares in fiscal 2007 (twelve months following the closing of the acquisition) to be calculated at the TSX stock price on the date of issuance

(iii)	US$2.5 million through the issuance of CAE shares in fiscal 2008 (twenty four months following the closing of the transaction) to be calculated at the TSX stock price on the date of issuance The purchase price is still subject to an adjustment based on performance of the business for the twelve-month period following the acquisition. Any changes in the total consideration will be accounted for as a change in goodwill.

GREENLEY & ASSOCIATES INC.

On November 30, 2004, the Company acquired all the issued and outstanding shares of Greenley & Associates Inc. (G&A), which provides services in the areas of project management, human factors, modelling and simulation. Total consideration for this acquisition amounted to $4.4 million payable in equivalent common shares issued by CAE in four instalments as follows: 424,628 shares (representing $2.0 million) at the closing date; $0.8 million on November 30, 2005; $0.8 million on November 30, 2006; and 169,851 shares (representing $0.8 million at the transaction date) to be issued on November 30, 2007. The number of shares issued (to be issued) to satisfy the first and the fourth payments was calculated based on the average closing share price ($4.71 per share) of CAE common shares on the TSX for the 20-day period ending two days prior to November 30, 2004. The 91,564 shares issued to satisfy the second payment was based on the average closing share price of CAE common shares on the TSX for the 20-day period ending two days before the date of issuance ($8.07 per share). The number of shares to be issued to satisfy the third payment will be based on the average closing share price of CAE common shares on the TSX for the 20-day period ending two days before the date of issuance. During the second quarter of fiscal 2006, the Company completed the purchase price allocation for this acquisition, and no adjustments were required.

CAE ANNUAL REPORT 2006 _ 81

NOTE 2 — BUSINESS ACQUISITIONS AND COMBINATIONS (CONT’D)

SERVICIOS DE INSTRUCCION DE VUELO, S.L

In February 2004, CAE and Iberia Lineas Aereas de España, SA (Iberia) agreed to combine their aviation training operations in Spain after receiving regulatory clearance from Spanish authorities to commence operations under an agreement entered into in October 2003.

     On May 27, 2004, in connection with the financing of the combined operations, CAE Servicios Globales de Instruccion de Vuelo (España), S.L. (SGIV), a wholly owned subsidiary of CAE, and Iberia contributed the net assets of their respective training centre facilities to Servicios de Instruccion de Vuelo, S.L. (SIV), with SGIV obtaining ownership of 80% of SIV. SIV financed the acquisition of the assets from SGIV and Iberia through an asset-backed financing transaction (refer to Note 11).

     As part of this transaction, should the October 2003 agreement be terminated, SGIV and Iberia will be obliged to repurchase the assets they contributed, in proportion to the fair market value of the assets, for a total amount equal to the outstanding balance under the financing transaction.

     As part of the May 27, 2004 agreement (the Agreement), Iberia was to subsequently transfer a simulator that it was leasing from a third party to SIV in exchange for a cash consideration of $5.7 million (y3.5 million). This transaction was accounted for as an increased contribution of property, plant and equipment and in long-term debt with a cash consideration equal to the net asset value.

     In addition, as part of the Agreement, SIV has agreed to fund an amount up to a maximum of $2.4 million (y1.5 million) to cover any payments made by Iberia to former employees in order to indemnify Iberia for potential costs to be incurred due to certain employment matters. Based on Management's best estimate of SIV's potential liability, an amount of $2.4 million (y1.5 million) has been accrued as part of the purchase price and accounted for as goodwill.

FLIGHT TRAINING CENTRE CHILE S.A.

On April 22, 2004, the Company acquired all the issued and outstanding shares of Flight Training Centre Chile S.A. (FTC Chile, located in Santiago, Chile) from LAN Chile S.A. for a total cash consideration of $0.9 million (US$0.7 million). This acquisition expanded the Company's pilot-training operations into the South American market.

For the year ended March 31, 2004, there were no acquisitions for continuing operations.

The net assets contributed by Iberia to SIV and net assets acquired from Terrex, G&A and FTC Chile are summarized as follows:

	2006				2005
(amounts in millions)	Terrex	G&A	SIV	FTC Chile	Total

Current assets (1)	$1.9	$2.1	$4.6	$0.2	$6.9
Current liabilities	(2.1)	(1.2)	(0.1)	(0.1)	(1.4)
Property, plant and equipment, net	0.3	0.3	73.1	2.2	75.6
Other assets	3.3	0.5	–	–	0.5
Intangible assets
Trade names	0.3	0.3	–	–	0.3
Technology	1.6	–	–	–	–
Customer relations	0.8	0.5	7.2	–	7.7
Other intangibles	–	0.1	–	–	0.1
Goodwill (2)	4.5	2.5	6.9	–	9.4
Future income taxes	0.5	(0.5)	–	0.4	(0.1)
Long-term debt	–	(0.2)	(61.8)	–	(62.0)
Long-term liabilities	–	–	(2.4)	(0.3)	(2.7)

Fair value of net assets acquired, excluding
cash position at acquisition	11.1	4.4	27.5	2.4	34.3
Cash position at acquisition	2.9	–	–	–	–

Fair value of net assets acquired	14.0	4.4	27.5	2.4	34.3
Less: Balance of purchase price	–	–	–	(1.5)	(1.5)
Issuance of 1,000,000 shares (Note 12)	(6.1)
Issuance of 424,628 shares (Note 12)	–	(2.0)	–	–	(2.0)
Shares to be issued (3)	(7.6)	(2.4)	–	–	(2.4)
Non-controlling interest	–	–	(14.6)	–	(14.6)

Total cash consideration:	$0.3	$–	$12.9	$0.9	$13.8

(1)	Excluding cash on hand

(2)	This goodwill is not deductible for tax purposes

(3)	Has been accounted for as a liability pending issuance

     The net assets of Terrex are included in the Simulation Products/Military segment. The net assets of G&A are included in the Training & Services/Military segment. The net assets of SIV and FTC are included in Training & Services/Civil segment.

82 _ CAE ANNUAL REPORT 2006

NOTE 3 — DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

DISCONTINUED OPERATIONS

Marine Controls

On February 3, 2005, CAE completed, with L-3 Communications Corporation (L-3), the sale of the substantial components of its Marine Controls segment for a cash consideration of $238.6 million. This amount is subject to the approval by L-3 of the net working capital of the Marine Controls segment. The parties are currently discussing the appropriate final net working capital amount. CAE does not believe that the final payment to L-3 will result in a material adjustment to the gain on disposal already recorded. During the second and third quarters of fiscal 2006, in accordance with the purchase agreement, L-3 acquired the two components of the Marine Controls segment that were subject to regulatory approvals, resulting in the assumption by L-3 of CAE's guarantee of $53.0 million (£23 million) of project-financed related debt for the UK Astute Class submarine training program.

     The results of the Marine Controls segment have been reported as discontinued operations since the second quarter of fiscal 2005 and previously reported statements have been reclassified. Interest expense relating to debt not directly attributable to the continuing operations and paid with the proceeds of the sale of the Marine Controls business has been allocated to discontinued operations based on its share of net assets.

Cleaning technologies and other discontinued operations

In fiscal 2004, CAE completed the sale of its last Cleaning Technologies business, Alpheus Inc., to Cold Jet Inc. The Company was entitled to receive further consideration based on the performance of the business until 2007 and also had certain obligations to Cold Jet Inc. During the third quarter of fiscal 2006, an agreement was reached to settle the further consideration and cancel the outstanding obligations of the Company. Cold Jet paid CAE an amount of $0.2 million.

     In fiscal 2006, CAE incurred additional costs of $3.4 million related to its former Cleaning Technologies business mostly in connection with the revaluation of a pension liability and reversal of unrecognized tax asset, and recorded $0.9 million for other discontinued operations.

Forestry Systems

On August 16, 2002, CAE sold substantially all the assets of the sawmill division of its Forestry Systems. The Company was entitled to receive further cash consideration from the sale based on operating performance of the disposed business for the three-year period from August 2002 to August 2005. In November 2005, the Company was notified by the buyers that, in their view, the targeted level of operating performance which would trigger further payment had not been achieved. CAE has completed a review of the buyers' books and records and has, in January 2006, launched legal proceedings to collect the payment that it believes is owed to the Company. The Company has an expense of $0.2 million in fees to date in connection with the evaluation and litigation.

ASSETS HELD FOR SALE

As part of its global expansion, CAE announced in its third quarter of fiscal 2005 that it would be opening a new business aviation-training centre in Morris County, New Jersey. The new training centre is expected to be operational in fiscal 2007. As a result, the valuation of two redundant training centre buildings, one located in Dallas, Texas and a second located in Marietta, Georgia, were adjusted to their fair value in fiscal 2005 and reclassified as assets held for sale, and previously reported amounts have been reclassified.

     As part of a review of its performance and strategic orientation, CAE decided to close its training centre located in Maastricht, Netherlands during the third quarter of fiscal 2006. As a result, a building was reclassified as an asset held for sale.

CAE ANNUAL REPORT 2006 _ 83

NOTE 3 — DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE (CONT’D)

Summarized financial information for the discontinued operations is as follows:

OPERATION SUMMARY OF DISCONTINUED OPERATIONS
(amounts in millions except per share amounts)	2006	2005	2004

Revenue
Cleaning Technologies	$–	$ –	$1.7
Forestry Systems	–	–	3.1
Marine Controls	–	109.6	154.8

	$–	$109.6	$159.6

Gain on sale of Marine Controls, net of $25.1 million tax expense	$–	$103.9	$–

Net (loss) earnings from Marine Controls,
net of tax expense (2006 – $0.7; 2005 – $3.8; 2004 – $9.2)		(1.7)	5.5	20.0
Net loss from Cleaning Technologies and other discontinued operations,
net of tax expense (recovery) (2006 – $1.0; 2005 – Nil; 2004 – ($1.7))		(4.1)	(4.4)	(2.6)
Net loss from Forestry Systems,
net of tax recovery (2006 – $0.1; 2005 – Nil; 2004 – $0.2)		(0.2)	–	(0.5)
Net loss from Training & Services/Civil,
net of tax recovery (2006 – Nil; 2005 – $0.1; 2004 – $0.2)		–	(0.2)	(0.3)

Net (loss) earnings from discontinued operations		$(6.0)	$104.8	$16.6

Basic net (loss) earnings per share from discontinued operations		$(0.02)	$0.42	$0.07

Diluted net (loss) earnings per share from discontinued operations		$(0.02)	$0.42	$0.07

NET ASSETS OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE
(amounts in millions)	As at March 31, 2006		As at March 31, 2005

	Marine		Marine
	Controls	Other	Controls	Other

Current assets held for sale
Cash and cash equivalents	$–	$–	$4.4	$–
Accounts receivable	–	–	1.2	–
Prepaid expenses	–	–	0.2	–

	$–	$–	$5.8	$–

Long-term assets held for sale
Property, plant and equipment, net	$–	$5.9	$50.8	$4.2
Other assets	–	–	2.5	–

	$–	$5.9	$53.3	$4.2

Current liabilities related to assets held for sale
Accounts payable and accrued liabilities	$–	$–	$7.8	$–

	$–	$–	$7.8	$–

Long-term liabilities related to assets held for sale
Long-term debt	$–	$–	$53.0	$–
Future income taxes	–	–	0.4	–

	$–	$–	$53.4	$–

     Other property, plant and equipment held for sale consist of land and buildings related to the Training & Services/Civil segment, as previously described.

84 _ CAE ANNUAL REPORT 2006

NOTE 4 — IMPAIRMENT OF GOODWILL, TANGIBLE AND INTANGIBLE ASSETS

During fiscal 2005, CAE's management performed a comprehensive review of the current performance and strategic orientation of its reporting units. This strategic review revealed that several factors had severely and persistently affected mainly the Civil business, including the enduring adverse economic environment of the airline industry. This created a new market reality, slower than anticipated training outsourcing opportunities (due to pilot-related restructuring efforts at some major airlines), escalating cost of manufacturing full-flight simulators, the erosion of the 30 to 50-seat regional jet market and the appreciation of the Canadian dollar. These elements had caused the recalibration of some key assumptions in Civil's strategic planning, which led to the review of the carrying amount of certain assets, including goodwill, intangible assets acquired in previous acquisitions, inventory levels for the regional jet market, non-performing training equipment and certain other assets.

     Therefore, based on this review, as at March 31, 2005, the Company recorded a $443.3 million impairment charge, all of which is virtually related to its Civil segments, as follows:

(amounts in millions)		2005

Goodwill		$205.2
Customer relations		86.7
Trade names and other intangible assets		20.4
Property, plant and equipment (simulators)		78.4
Inventories		33.3
Other assets		19.3

		$443.3

NOTE 5 — ACCOUNTS RECEIVABLE
(amounts in millions)	2006	2005

Trade	$107.2	$99.9
Allowance for doubtful accounts	(4.8)	(3.5)
Unbilled receivables	122.8	122.0
Other receivables	35.1	37.3

	$260.3	$255.7

     The Company has an agreement to sell third-party receivables to a financial institution for an amount of up to $25.0 million. Under the terms and conditions of the agreement, the Company continues to act as a collection agent. The selected accounts receivable are sold to a third party for a cash consideration on a non-recourse basis to the Company. As at March 31, 2006, $6.7 million (2005 – $16.5 million) of specific accounts receivable were sold to the financial institution pursuant to this agreement. Proceeds (net of $0.5 million in fees, 2005 – Nil) of the sale were used to repay borrowings under the Company's credit facilities.

NOTE 6 — INVENTORIES
(amounts in millions)					2006	2005

Work in progress					$66.6	$61.6
Raw materials, supplies and manufactured products					26.6	39.4

					$93.2	$101.0

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT
(amounts in millions)			2006			2005

		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value

Land	$20.2	$ –	$20.2	$18.8	$–	$18.8
Buildings and improvements	220.6	65.8	154.8	233.9	66.9	167.0
Simulators	528.5	77.9	450.6	509.3	48.6	460.7
Machinery and equipment	177.7	104.9	72.8	185.3	100.3	85.0
Assets under capital lease (1)	32.2	20.3	11.9	24.0	22.2	1.8
Assets under construction (2)	129.0	–	129.0	58.9	–	58.9

	$1,108.2	$268.9	$839.3	$1,030.2	$238.0	$792.2

(1)	Includes simulators and machinery and equipment.

(2)	Simulators and buildings are included as at March 31, 2006 and only simulators are included as at March 31, 2005.

CAE ANNUAL REPORT 2006 _ 85

NOTE 8 — INTANGIBLE ASSETS
(amounts in millions)			2006			2005

		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Trade names	$12.2	$0.9	$11.3	$12.3	$0.2	$12.1
Customer relations	1.2	0.2	1.0	0.5	–	0.5
Customer contractual agreements	7.7	3.0	4.7	8.5	2.5	6.0
Enterprise resources
planning –software (ERP)	3.3	–	3.3	–	–	–
Other intangible assets	4.0	1.0	3.0	2.1	0.5	1.6

	$28.4	$5.1	$23.3	$23.4	$3.2	$20.2

The continuity of intangible assets is as follows:
(amounts in millions)						2006

		Simulation	Training	Simulation	Training
		Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance		$–	$17.7	$1.6	$0.9	$20.2
Acquisitions (Note 2)		–	–	2.7	–	2.7
ERP software additions		1.6	0.6	0.9	0.2	3.3
Amortization		–	(1.5)	(0.3)	(0.3)	(2.1)
Foreign exchange		–	(0.6)	(0.1)	(0.1)	(0.8)

Closing balance		$1.6	$16.2	$4.8	$0.7	$23.3

(amounts in millions)						2005

		Simulation	Training	Simulation	Training
		Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance		$–	$127.4	$1.8	$–	$129.2
Acquisitions (Note 2)		–	7.2	–	0.9	8.1
Amortization		–	(6.3)	(0.1)	–	(6.4)
Impairment (1)		–	(107.1)	–	–	(107.1)
Foreign exchange		–	(3.5)	(0.1)	–	(3.6)

Closing balance		$–	$17.7	$1.6	$0.9	$20.2

(1) As indicated in Note 4, the Company recognized an impairment charge during fiscal 2005.
The annual amortization expense for the next five years will be approximately $1.9 million.

NOTE 9 — GOODWILL

As at April 1, 2005, following the changes in its internal organizational structure related to the operating segments of the Company, goodwill has been reassigned to the reporting segment using a related fair value allocation approach and is divided as follows between Simulation Products/Military and Training & Services/Military:

(amounts in millions)					2006

	Simulation	Training	Simulation	Training
	Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance	$–	$–	$52.5	$39.6	$92.1
Acquisitions (Note 2)	–	–	4.5	–	4.5
Foreign exchange	–	–	(2.8)	(1.8)	(4.6)

Closing balance	$–	$–	$54.2	$37.8	$92.0

86 _ CAE ANNUAL REPORT 2006

(amounts in millions)					2005

	Simulation	Training	Simulation	Training
	Products/Civil	Services/Civil	Products/Military	Services/Military	Total

Opening balance	$55.1	$149.0	$55.1	$41.5	$300.7
Acquisitions (Note 2)	1.9	5.0	1.4	1.1	9.4
Impairment(1)	(55.4)	(149.8)	–	–	(205.2)
Foreign exchange	(1.6)	(4.2)	(4.0)	(3.0)	(12.8)

Closing balance	$–	$–	$52.5	$39.6	$92.1

(1) As indicated in Note 4, a goodwill impairment charge was recorded in fiscal 2005.
NOTE 10 — OTHER ASSETS
(amounts in millions)				2006	2005

Restricted Cash				$1.5	$0.9
Investment in and advances to CVS Leasing Ltd. (i)				39.0	41.2
Deferred development costs, net of accumulated amortization of $22.6 (2005 – $9.5) (ii)				26.1	33.7
Deferred pre-operating costs, net of accumulated amortization of $18.6 (2005 – $14.6) (iii)				9.2	13.5
Deferred financing costs, net of accumulated amortization of $14.5 (2005 – $12.1)				7.4	5.6
Long-term receivables (iv)				11.7	10.6
Accrued benefit asset (Note 21)				20.8	18.0
Other, net of accumulated amortization of $3.6 million (2005 – $1.5)				20.5	14.8

				$136.2	$138.3

(i)	The Company leads a consortium, which was contracted by the United Kingdom (UK) Ministry of Defense (MoD) to design, construct, manage, finance and operate an integrated simulator-based aircrew training facility for the Medium Support Helicopter (MSH) fleet of the Royal Air Force. The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.

     In connection with the contract, the Company has established a subsidiary, CAE Aircrew Training Plc (Aircrew), of which it owns 78% with the balance held by the other consortium partners. This subsidiary has leased the land from the MoD, built the facility and operates the training centre. Aircrew has been consolidated with the accounts of the Company since its inception.

     In addition, the Company has a 14% minority interest and has advanced funds to CVS Leasing Ltd. (CVS), the entity that owns the simulators and other equipment leased to Aircrew. In March 2005, CVS refinanced its operations through an amount of £70.6 million of financing, which expires in October 2016.

(ii)	R&D expenditures aggregated to $95.8 million during the year (2005 – $93.5 million; 2004 – $81.0 million), of which $1.8 million represents development costs that qualify for a deferral pursuant to CICA requirements (2005 – $9.9 million; 2004 – $12.7 million). The Company has recorded government assistance against these amounts (refer to Note 19).

An amount of $13.1 million in deferred development costs was amortized during the year (2005 – $3.9 million, 2004 – $5.4 million).

(iii)	The Company defers costs incurred during the pre-operating period for all new operations. Capitalization ceases and amortization begins when operations commence. In fiscal 2006, $0.7 million was capitalized (2005 – $1.7 million) and an amortization of $4.0 million was taken (2005 – $6.1 million; 2004 – $4.1 million).

(iv)	Long term receivables include secured subordinated promissory notes in connection with the sale of its various Cleaning Technologies businesses totalling $8.5 million. The notes bear interest at rates ranging from 3% to 7%.

CAE ANNUAL REPORT 2006 _ 87

NOTE 11 — DEBT FACILITIES
A.	LONG-TERM DEBT
(amounts in millions)		2006	2005

Recourse debt
(i)Senior notes		$126.1	$150.6
(ii)	Revolving unsecured term credit facilities,
	5 years, maturing in July 2010; US$400.0
	(outstanding as at March 31, 2006 – Nil and USNil, as at March 31, 2005 – Nil)	–	–
	5 years, maturing April 2006; US$350.0
	(outstanding as at March 31, 2006 – Nil and USNil, as at March 31, 2005 – $30.4 and USNil)	–	30.4
	5 years, maturing July 2010, y100.0
	(outstanding as at March 31, 2006 – yNil, as at March 31, 2005 – yNil)	–	–
(iii)	Term loans, maturing in May and June 2011
	(outstanding as at March 31, 2006 – y26.9 and y5.3, as at March 31, 2005 – y30.5 and y6.0)	45.6	57.3
(iv)	Grapevine Industrial Development Corporation bonds,
	secured, maturing in January 2010 and 2013 (US$27.0)	31.5	32.7
(v)	Miami Dade County Bonds, maturing in March 2024 (US$11.0)	12.8	13.3
(vi)	Other debt, maturing in December 2012	4.9	–
(vii)	Obligations under capital lease commitments	13.5	6.1
(viii)	Amsterdam asset-backed financing maturing in December 2007 and August 2008
	(outstanding as at March 31, 2006 – yNil, as at March 31, 2005 – y24.7)	–	38.8
			–
Non-recourse debt
(ix)	Term loan of £12.7 secured, maturing in October 2016
	(outstanding March 31, 2006 – £5.3, March 31, 2005 – £6.0)	10.7	13.7
(x)	Term Loan maturing in June 2021
	(outstanding as at March 31, 2006 – y13.9, as at March 31, 2005 – yNil)	19.7	–
(xi)	Term Loan maturing in January 2008
	(outstanding as at March 31, 2006 – US$5.6, as at March 31, 2005 – USNil)	6.5	–

		271.3	342.9
Less:
Current portion of long-term debt		8.0	32.7
Current portion of capital lease		2.4	2.6

		$260.9	$307.6

(i)	Pursuant to a private placement, the Company borrowed US$108.0 million and C$20.0 million. These unsecured senior notes rank equally with term bank financings with fixed repayment amounts of US$15.0 million in 2007, US$60.0 million in 2009 and US$33.0 million in 2012. During the first quarter of fiscal 2006, CAE repaid the $20.0 million Canadian dollar tranche, which matured in June 2005. Fixed interest is payable semi-annually in June and December at an average rate of 7.6%. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6% on US$33.0 million of the senior notes.

(ii)	On July 7, 2005, the Company entered into a new revolving credit agreement. This revolving unsecured term credit facility (US$400.0 million and y100.0 million) has a committed term of five years maturing in July 2010. The facility has covenants covering minimum shareholders' equity, interest coverage and debt coverage ratios. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank's prime rate, bankers' acceptances or LIBOR plus a spread, which depends on the credit rating assigned by Standard & Poor's Rating Services.

88 _ CAE ANNUAL REPORT 2006

(iii)The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. The operators financed the acquisition of the simulators from CAE and Iberia through asset-backed financing maturing in May and June 2011. As part of the lease agreements, should the October 2003 agreement be terminated, CAE and Iberia will be obliged to repurchase the simulators they contributed, in proportion to the fair value of the simulators, for a total amount equal to the outstanding balance under the financing agreement. Quarterly capital repayments are made for the term of the financing. The implicit interest rate is 4.60%. The net book value of the simulators being financed, as at March 31, 2006, is equal to approximately $76.8 million (y 54.2 million) – [(2005 – $90.2 million (y 57.5 million)]. (iv) Airport Improvement Revenue Bonds were issued by the Grapevine Industrial Development Corporation, Grapevine, Texas for amounts of US$8.0 million and US$19.0 million, and mature in 2010 and 2013, respectively. Real property, improvements, fixtures and specified simulation equipment secure the bonds. The rates are set periodically by the remarketing agent based on market conditions. The rate for bonds maturing in 2010 is set on a weekly basis. The rate for bonds maturing in 2013 is set on an annual basis and is subject to a maximum rate of 10% permissible under current applicable laws. As at March 31, 2006, the combined rate for both series was approximately 3.92% (2005 – 4.10%) . The security is limited to an amount not exceeding the outstanding balance of the loans which represents US$27.0 million as at March 31, 2006. Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(v) The Miami Dade County Bonds, maturing in March 2024 (US$11.0 million), are secured by a simulator. As at March 31, 2006, the applicable floating rate, which is reset weekly was 4.3%. Also, a letter of credit has been issued to support the bonds for the outstanding amount of the loans.

(vi) An unsecured $35.0 million facility to secure financing for the cost of the establishment of Enterprise Resource Planning (ERP) system. A drawdown under the facility can be made only once the costs are incurred, on a quarterly basis, with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement. The interest rate on the first drawdown is approximately 5.6%.

(vii) These capital leases are related to the leasing of various equipment and simulators. The effective interest rate on obligations under capital leases, which have staggered maturities until June 2010 was approximately 5.92% as at March 31, 2006 (2005 – 5.0%) . As well, an additional capital lease results from a conversion in the fourth quarter of fiscal 2006 of an operating lease recorded on its balance ($10.2 million) for a simulator that CAE will relocate in the first quarter of fiscal 2007 from Tampa to its Brazil training centre. The lease has an initial four-year term with a buyout option and possibility of extension thereafter with an implicit lease rate of approximately 7.3%. (viii) Asset-backed financing in the Company's Amsterdam Training centre represents financing for three different simulators with original maturity dates of December 2007 and August 2008. The financing was repaid at the end of the third quarter of fiscal 2006. The average cost of the financing was equal to approximately 8.0%.

(ix) The Company arranged project financing, which was refinanced during December 2004 for one of its subsidiaries to finance its MSH program for the MoD in the UK. The credit facility includes a term loan that is secured by the project assets of the subsidiary and a bi-annual repayment is required until 2016. The financing is non-recourse to CAE. Interest on the loans is charged at a rate approximating LIBOR plus 0.85%. The Company has entered into an interest rate swap totalling £4.8 million, fixing the interest rate at 6.31%. The value of the assets pledged as collateral for the credit facility as at March 31, 2006, is £26.9 million (2005 – £26.1 million).

(x) Term loan, maturing in June 2021, representing CAE's proportionate share (25%) of the NH90 project. The total amount available to NH90 under the facility is y175. 5 million. The debt is non-recourse to CAE. The borrowings bear interest at a EURIBOR rate and are currently swapped to fixed at a rate of 3.8%.

(xi) The other debt is the result of CAE's proportionate share (49%) of term debt for the acquisition of simulators on a non-recourse basis, for its joint venture in the Zhuhai Training Centre and maturing in January and October 2008. The borrowings bear interest on a floating rate basis of US Libor plus a spread.

(xii) Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and capital leases are as follows:

	Long-term
(amounts in millions)	Debt	Capital Lease	Total

2007	$8.0	$2.4	$10.4
2008	30.1	1.8	31.9
2009	12.0	0.8	12.8
2010	81.1	0.7	81.8
2011	21.3	7.7	29.0
Thereafter	105.3	0.1	105.4

	$257.8	$13.5	$271.3

As at March 31, 2006, CAE is in full compliance with its financial covenants.

B. SHORT-TERM DEBT

The Company has unsecured and uncommitted bank lines of credit available in various currencies totalling $41.2 million (2005 – $31.0 million; 2004 – $28.2 million), none of which were used as at March 31, 2006 (2005 – $11.2 million; 2004 – $6.4 million). The various lines of credit bear interest at different rates based on the respective country's prime commercial lending rate.

CAE ANNUAL REPORT 2006 _ 89

NOTE 11 — DEBT FACILITIES (CONT’D)
C. INTEREST EXPENSE, NET
Details of interest expense (income) are as follows:
(amounts in millions)	2006	2005	2004

Long-term debt interest expense	$21.6	$35.3	$30.2
Amortization of deferred financing costs and other	4.0	9.7	5.7
Allocation of interest expense to discontinued operations	–	(1.4)	(1.5)
Interest capitalized	(2.8)	(5.8)	(6.4)

Interest on long-term debt	22.8	37.8	28.0

Interest income	(6.9)	(5.7)	(6.1)
Other interest expense (income), net	0.3	–	0.5

Interest expense (income), net	(6.6)	(5.7)	(5.6)

Interest expense, net	$16.2	$32.1	$22.4

NOTE 12 — CAPITAL STOCK

(i)	The Company's articles of incorporation authorize the issuance of an unlimited number of preferred shares, issuable in series, and an unlimited number of common shares. To date, the Company has not issued any preferred shares.

(ii)	A reconciliation of the issued and outstanding common shares of the Company is as follows:

		2006		2005		2004

(amounts in millions,	Number	Stated	Number	Stated	Number	Stated
except number of shares)	of Shares	Value	of Shares	Value	of Shares	Value

Balance at beginning of year	248,070,329	$373.8	246,649,180	$367.5	219,661,178	$190.5
Shares issued (Note 2) (a) (b) (c)	1,091,564	6.9	424,628	2.0	26,600,000	175.0
Stock options exercised	1,497,540	8.0	869,620	3.6	282,000	1.4
Stock dividends (d)	42,997	0.3	126,901	0.7	106,002	0.6

Balance at end of year	250,702,430	$389.0	248,070,329	$373.8	246,649,180	$367.5

(a)	On May 20, 2005, the Company issued 1,000,000 common shares at a price of $6.13 per share for the acquisition of Terrain Experts Inc. On November 30, 2005, the Company issued 91,564 common shares at a price of $8.07 per share for the second tranche payment of Greenley & Associates Inc.

(b)	On November 30, 2004, the Company issued 424,628 common shares at a price of $4.71 per share for the first tranche payment of Greenley & Associates.

(c)	On September 30, 2003, the Company issued 26,600,000 common shares at a price of $6.58 per share for cash proceeds of $175.0 million.

(d)	Until February 29, 2004, the Company's Dividend Reinvestment Plan (DRIP) provided that eligible shareholders (which covered all shareholders living wherever the shares were distributed) could elect to receive common stock dividends in lieu of cash dividends. As of March 1, 2004, eligibility has been limited to Canadian resident shareholders only.

(iii)	The following is a reconciliation of the denominators for the basic and diluted earnings (loss) per share computations:

		2006	2005		2004

Weighted average number of common shares outstanding	– Basic	249,806,204	247,060,580		233,167,858
Effect of dilutive stock options		2,325,422	812,273		849,912

Weighted average number of common shares outstanding	– Diluted	252,131,626	247,872,853	(1)	234,017,770

(1) For fiscal 2005, the effect of stock options potentially exercisable on pro forma net loss per share was anti-dilutive; therefore, basic and diluted pro forma net loss per share are the same.

     Options to acquire 2,269,150 common shares (2005 – 4,635,100; 2004 – 4,195,400) have been excluded from the above calculation since their inclusion would have an anti-dilutive effect.

(iv) A reconciliation of contributed surplus is as follows:
(amounts in millions)	2006	2005	2004

Balance at beginning of year	$3.3	$1.3	$–
Stock-based compensation (Note 13)	2.5	2.0	1.3

Balance at end of year	$5.8	$3.3	$1.3

90 _ CAE ANNUAL REPORT 2006

NOTE 13 — STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

Under the Company's long-term incentive program, options may be granted to its officers and other key employees and its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the closing price of the common shares on the TSX on the last day of trading prior to the effective date of the grant.

     As at March 31, 2006, a total of 9,162,886 common shares remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed six years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options accrues over a period of four years of continuous employment. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

A reconciliation of the outstanding options is as follows:

For the years ended March 31		2006		2005		2004

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price

Options outstanding at
beginning of year	8,208,675	$7.52	8,128,370	$7.51	5,692,750	$9.37
Granted	568,200	$5.96	2,046,650	$5.68	3,536,320	$4.14
Exercised	(1,497,540)	$5.29	(869,620)	$4.15	(282,000)	$4.88
Forfeited	(932,100)	$9.21	(809,725)	$6.77	(718,400)	$6.98
Expired	–	–	(287,000)	$6.43	(100,300)	$5.70

Options outstanding
at end of year	6,347,235	$7.66	8,208,675	$7.52	8,128,370	$7.51

Options exercisable
at end of year	2,775,850	$9.90	3,731,085	$8.76	2,887,000	$8.07

The following table summarizes information about the Company's ESOP as at March 31, 2006:
			Options Outstanding		Options Exercisable

			Weighted
			Average	Weighted		Weighted
			Remaining	Average		Average
Range of		Number	Contractual	Exercise	Number	Exercise
Exercise Prices		Outstanding	Life (Years)	Price	Exercisable	Price

$4.08 to $6.03		3,468,935	3.88	$4.91	749,200	$4.39
$6.19 to $9.20		792,550	3.06	$6.85	254,150	$7.99
$12.225 to $14.60		2,085,750	1.74	$12.54	1,772,500	$12.50

Total		6,347,235	4.51	$7.66	2,775,850	$9.90

     For the year ended March 31, 2006, compensation cost for CAE's stock options was recognized in net earnings (loss) with a corresponding credit of $2.5 million (fiscal 2005 – $2.0 million, fiscal 2004 – $1.3 millions) to contributed surplus using the fair value method of accounting for awards that were granted in fiscal 2005 and 2006.
The assumptions used for purposes of the option calculations outlined in this note are presented below:
	2006	2005	2004

Assumptions used in the Black-Scholes options pricing model:
Dividend yield	0.67%	1.26%	1.29%
Expected volatility	47.0%	40.0%	41.5%
Risk-free interest rate	4.0%	5.75%	5.75%
Option term	6	6	6
Weighted average fair value of options granted	$2.84	$2.27	$1.65

CAE ANNUAL REPORT 2006 _ 91

NOTE 13 — STOCK-BASED COMPENSATION PLANS (CONT’D)

DISCLOSURE OF PRO FORMA INFORMATION REQUIRED UNDER CICA HANDBOOK SECTION 3870

During the year ended March 31, 2003, the Company granted 1,767,000 options to purchase common shares. The weighted average grant date fair value of options granted during this period amounted to $5.84 per option. To compute the pro forma compensation cost, the Black-Scholes valuation model was used to determine the fair value of the options granted. Pro forma net earnings (loss) and pro forma basic and diluted net earnings (loss) per share are presented below:

(amounts in millions, except per share amounts)	2006	2005	2004

Net earnings (loss), as reported	$64.9	$(199.9)	$64.0
Pro forma impact	(1.7)	(2.1)	(2.5)

Pro forma net earnings (loss)	$63.2	$(202.0)	$61.5

Pro forma basic and diluted net earnings (loss) per share(1)	$0.25	$(0.82)	0.26

(1) For fiscal 2005, the effect of stock options potentially exercisable on pro forma net loss per share was anti-dilutive; therefore, the basic and diluted pro forma net loss per share are the same.

EMPLOYEE STOCK PURCHASE PLAN

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 on additional employee contributions, up to a maximum of 3% of the employee's base salary. Employees may contribute to the plan through payroll deductions or a lump-sum contribution. The employee and employer contribution may be invested in the employee Register Retirement Saving Plan (RRSP) or Deferred Profit Sharing Plan (DPSP). Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the TSX. The Company recorded compensation expense in the amount of $2.1 million (2005 – $1.4 million; 2004 – $1.6 million) in respect of employer contributions under the Plan.

DEFERRED SHARE UNIT PLAN

The Company maintains a Deferred Share Unit (DSU) Plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The Plan is intended to enhance the Company's ability to promote a greater alignment of interests between executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon an executive is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.

     In fiscal 2000, the Company adopted a DSU Plan for non-employee directors. A non-employee director holding less than 5,000 common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. A non-employee director holding at least 5,000 common shares may elect to participate in the Plan in respect of part or all of his or her retainer and attendance fees. The terms of the Plan are essentially identical to the key executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last day on which the common share traded prior to the date of issue.

     The Company records the cost of the DSU Plan as compensation expense. As at March 31, 2006, 388,972 units were outstanding at a value of $3.6 million (2005 – 343,116 units at a value of $1.9 million; 2004 – 403,071 units at a value of $2.3 million). A total number of 18,705 units were redeemed during the fiscal year ended March 31, 2006 under both DSU Plans in accordance with their respective plan text, for a total of $0.1 million. As at March 31, 2006, March 31, 2005 and March 31, 2004 no DSUs were cancelled.

LONG-TERM INCENTIVE (LTI) – DEFERRED SHARE UNIT PLAN

Both Long-Term Incentive Deferred Share Unit Plans (LTI-DSU) are intended to enhance the Company's ability to promote a greater alignment of interests between executives and shareholders of the Company. LTI-DSUs are granted to executives and managers of the Company. A LTI-DSU is equal in value to one common share net of withholding tax at a specific date. The LTI-DSU also accrued dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares.

April 2003 Plan

The April 2003 LTI-DSU Plan stipulates that granted units vest equally over four years and can be redeemed for cash. Upon termination of employment for reasons of long-term disability, involuntary termination, retirement or death, eligible participants with vested LTI-DSU units will be entitled to receive the fair market value of the equivalent number of CAE common shares. As at March 31, 2006, 657,036 LTI-DSU units were outstanding (March 31, 2005 – 853,438 units). The expense recorded in fiscal 2006 was $0.6 million (2005 – $1.2 million; 2004 -$1.4 million).

92 _ CAE ANNUAL REPORT 2006

May 2004 Plan

The May 2004 LTI-DSU Plan has replaced the April 2003 LTI-DSU Plan for succeeding years. The May 2004 LTI-DSU Plan stipulates that granted units vest equally over five years and can be redeemed for cash. Upon termination of employment, eligible participants with vested DSU units will be entitled to receive the fait market value of the equivalent number of CAE common shares. In fiscal 2006, the Company issued 430,503 LTI-DSU units (2005 – 582,431 units) and as at March 31, 2006, 916,722 LTI-DSU units were outstanding (2005 – 599,252 units outstanding). The expense recorded in fiscal 2006 was $0.9 million (2005 – $0.6 million).

     On March 15, 2004, the Company entered into a contract to reduce its earnings exposure to the fluctuations in its share price (refer to Note 14).

LONG-TERM INCENTIVE – RESTRICTED SHARE UNIT PLAN

In May 2004, the Company adopted a Long-term Incentive Performance Based Restricted Shares Unit Plan (LTI-RSU) for its executives and managers. The LTI-RSU plan is intended to enhance the Company's ability to attract and retain talented individuals, and also to promote a greater alignment of interest between eligible participants and the Company's shareholders. The LTI-RSU Plan is set up as a stock-based performance plan.

LTI-RSUs granted pursuant to this Plan vest after three years from their grant date LTI-RSUs are granted as follows:

(i)	100% of the units, if CAE shares have appreciated at least 33% (10% annual compounded growth) during the timeframe

(ii)	50% of the units, if CAE shares have appreciated at least 24% (7.5% annual compounded growth) but less than 33% during the timeframe No LTI-RSUs vest if the market value of the common shares has appreciated less than 24% during the specified timeframe. In addition, no proportional vesting is to occur for any appreciation resulting between 24% and 33% during the specified timeframe. Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. In fiscal 2006, the Company issued 637,561 LTI-RSU units (2005 – 788,167 units) and as at March 31, 2006, 1,224,918 LTI-RSU units were outstanding (2005 – 623,083 units outstanding). The expense recorded in fiscal 2006 was $3.1 million (2005 – $1.0 million).

NOTE 14 — FINANCIAL INSTRUMENTS

FOREIGN CURRENCY RISK

The Company entered into forward foreign exchange contracts totalling $322.3 million (buy contracts $34.4 million and sell contracts totalling $287.9 million). The total net unrealized gain as of March 31, 2006, is $5.4 million (unrealized gain on buy contracts of $0.1 million and unrealized gain on sell contracts of $5.3 million).

Consolidated foreign exchange transactions outstanding
			2006		2005

Currencies (Sold/Bought)		Notional	Average	Notional	Average
		Amount(1)	Rate	Amount(1)	Rate

USD/CDN
Less than	1 year	$184.6	0.8448	$169.3	0.7964
Between 1 and 3 years		71.2	0.8600	48.6	0.7989
Between 3 to 5 years		2.9	0.8783	0.4	0.8263
USD/EUR
Less than	1 year	5.7	1.2590	–	–
Between 1 and 3 years		9.1	1.2852	–	–
CDN/EUR
Less than	1 year	2.1	1.4003	7.9	1.5796
EUR/CDN
Less than	1 year	10.5	0.6758	22.2	0.6268
Between 1 and 3 years		13.3	0.6387	8.9	0.6271
Between 3 and 5 years		3.5	0.6118	7.8	0.6147
GBP/CDN
Less than	1 year	1.9	0.4476	5.0	0.4251
CDN/USD
Less than	1 year	17.5	1.1616	34.4	1.2125
CDN/GBP
Less than	1 year	–	–	0.5	2.2126

		$322.3		$305.0

(1) Exchange rates as at the end of the respective fiscal year were used to translate amounts in foreign currencies.

CAE ANNUAL REPORT 2006 _ 93

NOTE 14 — FINANCIAL INSTRUMENTS (CONT’D)

CREDIT RISK

The Company is exposed to credit risk on billed and unbilled accounts receivable. However, its customers are primarily established companies with publicly available credit ratings or government agencies, factors that facilitate monitoring of the risk. In addition, the Company typically receives substantial non-refundable deposits on contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible.

     The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company minimizes this exposure by entering into contracts with counterparties that are of high credit quality. Collateral or other security to support financial instruments subject to credit risk is usually not obtained. The credit standing of counterparties is regularly monitored. As well, the Company's credit exposure is further reduced by the sale of third-party receivables (see Note 5) to a financial institution on a non-recourse basis.

INTEREST RATE EXPOSURE

The Company bears some interest rate fluctuation risk on its variable long-term debt (including rates) and some fair value risk on its fixed interest long-term debt. As at March 31, 2006, the Company has entered into three interest rate swap agreements with three different financial institutions to mitigate these risks for a total notional value of $63.2 million. One agreement, with a notional value of $38.5 million (US$33.0 million), has converted fixed interest rate debt into a floating rate whereby the Company pays the equivalent of a three-month LIBOR borrowing rate, plus 3.6%, and receives a fixed interest rate of 7.76% up to June 2012. The remaining contracts convert a floating interest rate debt into a fixed rate for a notional value of $24.7 million, whereby the Company will receive quarterly LIBOR and pay fixed interest payments as follows:

  Amortizing based on a repayment schedule of the debt until October 2016 on $9.6 million (£4.7 million), the Company will pay quarterly fixed annual interest rates of 6.31%
  Accreting swap based on a borrowing schedule until December 2019 on $15.1 million (y10.6 million), the Company will pay a semi-annual fixed annual interest rate of 3.78%

After considering these swap agreements, as at March 31, 2006, 62% of the long-term debt bears fixed interest rates.

STOCK-BASED COMPENSATION COST

In March 2004, the Company entered into an equity swap agreement with a major Canadian financial institution to reduce its cash and earnings exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and a share price appreciation while providing payments to the financial institution for the institution's cost of funds and any share price depreciation. The net effect of the equity swap partly offsets movements in the Company's share price impacting the cost of the DSU and LTI-DSU programs. As at March 31, 2006, the equity swap agreement covered 600,000 shares of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions have been used to estimate the fair value of the financial instruments:

  Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are valued at their carrying amounts on the Consolidated Balance Sheets, which represent an appropriate estimate of their fair values due to their short-term maturities.
  Capital leases are valued using the discounted cash flow method.
  The value of long-term debt is estimated based on discounted cash flows using current interest rates for debt with similar terms and remaining maturities.
  Interest rate and currency swap contracts reflect the present value of the potential gain or loss if settlement were to take place at the Consolidated Balance Sheet date.
  Forward foreign exchange contracts are represented by the estimated amounts that the Company would receive or pay to settle the contracts at the Consolidated Balance Sheet date.
The fair value and the carrying amount of the financial instruments as at March 31 are as follows:
(amounts in millions)		2006		2005

	Fair	Carrying	Fair	Carrying
	Value	Amount	Value	Amount

Long-term debt	$277.9	$271.3	$354.2	$342.9
Net forward foreign exchange contracts	5.4	–	9.1	–
Interest rate swap contracts	(1.5)	–	(1.8)	–

94 _ CAE ANNUAL REPORT 2006

LETTERS OF CREDIT AND GUARANTEES

As at March 31, 2006, CAE had outstanding letters of credit and performance guarantees in the amount of $98.6 million (2005 – $73.3 million) issued in the normal course of business. These guarantees are issued under mainly the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the company through various financial institutions.

     The advance payment guarantees are related to progress/milestone payments made by our customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and at the satisfaction of the customer. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signature of a certificate of completion. The letter of credit for the operating lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

(amounts in millions)	2006	2005

Advance payment	$34.0	$25.3
Contract performance	13.0	7.8
Operating lease obligation	27.3	37.6
Relocation obligation	19.6	–
Other	4.7	2.6

Total	$98.6	$73.3

Of the $34.0 million of advance payment guarantees, $26.0 million are issue under the EDC PSG account.

RESIDUAL VALUE GUARANTEES – SALE AND LEASEBACK TRANSACTIONS

Following certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $52.4 million (2005 – $52.3 million), of which $35.0 million matures in 2008, $8.2 million in 2020 and $9.2 million in 2023. Of this amount, as at March 31, 2006, $33.1 million is recorded as a deferred gain (2005 – $33.1 million).

INDEMNIFICATIONS

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defenses, which cannot be estimated. However, costs incurred to settle claims related to these indemnifications have not been material to the Company's consolidated financial position, results of operations or cash flows.

CAE ANNUAL REPORT 2006 _ 95

NOTE 15 — INCOME TAXES
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:
(amounts in millions)	2006	2005	2004

Earnings (loss) before income taxes and discontinued operations $	90.0	$(405.1)	$58.9
Canadian statutory income tax rates	31.41%	31.27%	32.78%

Income taxes at Canadian statutory rates	$28.3	$(126.7)	$19.3
Difference between Canadian statutory rates and those
applicable to foreign subsidiaries	0.3	(12.2)	(2.9)
Goodwill impairment	–	61.7	–
Losses not tax effected	2.8	2.7	0.2
Tax benefit of operating losses not previously recognized	(9.1)	(12.2)	(5.2)
Tax benefit of capital losses not previously recognized	(0.8)	(11.3)	–
Non-taxable capital gain	(0.3)	(0.1)	(0.2)
Non-deductible items	1.6	4.5	3.3
Prior years' tax adjustments and assessments	(0.9)	(3.6)	(3.6)
Impact of change in income tax rates on future income taxes	1.9	(1.0)	0.7
Non-taxable research and development tax credits	(0.9)	(1.5)	(0.5)
Large corporation tax	0.7	–	–
Other tax benefit not previously recognized	(2.9)	–	–
Exchange translation items	(0.7)	–	–
Other	(0.9)	(0.7)	0.4

Total income tax expense (recovery)	$19.1	$(100.4)	$11.5

Significant components of the provision for the income tax expense attributable to continuing operations are as follows:
(amounts in millions)	2006	2005	2004

Current income tax expense	$13.1	$13.5	$14.4
Future income tax expense (recovery)	6.0	(113.9)	(2.9)

Total income tax expense (recovery)	$19.1	$(100.4)	$11.5

The tax effects of temporary differences that give rise to future tax liabilities and assets are as follows:
(amounts in millions)		2006	2005

Non-capital loss carryforwards		$55.7	$71.4
Capital loss carryforwards		6.5	4.6
Investment tax credits		(22.6)	(20.9)
Property, plant and equipment		(28.5)	(21.0)
Intangible assets		31.5	35.1
Amounts not currently deductible		18.6	19.1
Deferred revenues		13.5	12.4
Percentage-of-completion versus completed contract		(15.8)	(6.9)
Deferred research & development expenses		7.0	–
Tax benefit carryover		10.1	9.6
Other		2.5	(3.4)

		78.5	100.0

Valuation allowance		(37.5)	(54.4)

Net future income tax assets (liabilities)		$41.0	$45.6

     As at March 31, 2006, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $89.3 million (US$76.5 million). For financial reporting purposes, a net future income tax asset of $31.3 million (US$26.8 million) has been recognized in respect of these loss carry forwards.

     The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $89.3 million. For financial reporting purposes, a net future income tax asset of $9.7 million has been recognized.

     The Company also has accumulated capital losses carried forward relating to operations in the United States for approximately $17.0 million (US$14.6 million). For financial reporting purposes, no future income tax asset was recognized, as a full valuation allowance was taken.

96 _ CAE ANNUAL REPORT 2006

The non-capital losses for income tax purposes expire as follows:
(amounts in millions)

	United States	Other countries
Expiry date	(US$)(CA$)

2007	$6.7	$–
2008	27.2	–
2009	6.0	–
2010	–	–
2011	10.7	–
2012 – 2023	25.9	8.8
No expiry date	–	80.5

	$76.5	$89.3

     The valuation allowance principally relates to loss carryforward benefits where realization is not likely due to a history of loss carryforwards, and to the uncertainty of sufficient taxable earnings in the future, together with time limitations in the tax legislation giving rise to the potential benefit. In 2006, $16.7 million (2005 – $22.3 million) of the valuation allowance balance was reversed when it became more likely than not that benefits would be realized.

NOTE 16 — DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES
(amounts in millions)	2006	2005

Deferred gains on sale and leasebacks (i)	$87.5	$90.7
Deferred revenue	31.3	21.1
Deferred gains	6.6	7.8
Employee benefits obligation (Note 21)	23.9	24.9
Government cost-sharing (Note 19)	12.2	7.6
Non-controlling interest (ii)	17.6	16.9
Long-term portion of purchase agreement (iii)	8.1	–
Long-term payable to Investissement Québec	2.1	2.7
LTI RSU/DSU compensation obligation	9.8	1.3
Other	7.4	6.8

	$206.5	$179.8

(i)	The related amortization for the year amounts to $3.9 million (2005 – $3.5 million; 2004 – $3.2 million).

(ii)	Non-controlling interest (20%) of the Civil training centres in Madrid combined with 22% in Military CAE Aircrew Training Centre.

(iii)	Long term portion of purchase agreement for data and parts delivered to CAE Inc. by Dassault Aviation on specific sales orders. The annual payments are y4.5 million in December 2007 and y1.2 million in December 2008.

NOTE 17 — SUPPLEMENTARY CASH FLOW INFORMATION

Cash provided by (used in) non-cash working capital is as follows:
(amounts in millions)	2006	2005	2004

Accounts receivable	$(13.1)	$53.9	$(16.1)
Inventories	(5.0)	18.7	(21.6)
Prepaid expenses	(7.9)	0.5	(6.3)
Income taxes recoverable	(7.5)	28.5	(8.8)
Accounts payable and accrued liabilities	61.0	(42.3)	(49.7)
Deposits on contracts	53.7	26.3	2.3

Decrease (increase) in non-cash working capital	$81.2	$85.6	$(100.2)

Interest paid	$21.9	$38.2	$41.1
Income taxes paid, net	$13.7	$–	$8.2

     Earnings (loss) from continuing operations include a net foreign exchange gain of $8.4 million in 2006 or $0.03 per share (2005 – net foreign exchange gain of $5.2 million or $0.02 per share; 2004 – net foreign exchange gain of $10.2 million or $0.04 per share).

CAE ANNUAL REPORT 2006 _ 97

NOTE 18 — CONTINGENCIES

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 19 — GOVERNMENT COST-SHARING

The Company has signed agreements with the Government of Canada whereby the latter shares in the cost, based on expenditures incurred by the Company, of certain R&D programs for modelling and services, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications.

PROJECT PHOENIX

The Company announced a plan to invest $630 million in Project Phoenix, an R&D program that will span the next six years. During fiscal 2006, the Government of Canada and the Company signed an agreement for an investment of approximately 30% ($189 million) of the value of CAE's R&D program (reducing by approximately 25% the amount of income tax credit otherwise available). This agreement is included in the Technology Partnerships Canada (TPC) program created by Industry Canada to invest strategically in research and development, to encourage private sector investment, and to increase technological capabilities in the Canadian industry. The funding will be repayable, based on consolidated revenues, starting in fiscal 2012 and ending in fiscal 2030, or earlier, should a predetermined royalty level, which exceeds the amount of maximum contributions, be reached.

     The aggregate amount of funding received or receivable in fiscal 2006 is $17.3 million, of which $13.5 million was recorded as a reduction of expenses and $3.8 million against fixed assets or other capitalized costs. There were no royalty payments for this program in fiscal 2006.

PREVIOUS PROGRAMS

The Company had also signed R&D agreements with the Government of Canada in order to share in a portion of specific costs incurred by the Company on previous R&D programs. The initiative is intended to broaden CAE's technological capabilities in flight simulations systems by developing components that will lower the cost and weight of flight simulators and technologies to reduce the cost of initial training. These programs are repayable in the form of royalties to March 2011 and March 2013 based on future sales for civil and military programs respectively.

The following table provides information on funding and royalty expenditures for previous programs:

(amounts in millions)	2006	2005	2004

Previous programs
TPC Funding – amounts credited to income	$7.5	$9.9	$9.5
TPC Funding – reduction of capitalized costs	–	0.9	4.4

Total TPC Funding	$7.5	$10.8	$13.9
Royalties expenses	$6.6	$5.9	$3.6

     As at March 31, 2006, the Company recorded a liability of $18.9 million (2005 – $12.9 million; 2004 – $10.3 million) of future repayments in respect of the aggregate R&D programs.

NOTE 20 — COMMITMENTS
Significant contractual obligations and future minimum lease payments under operating leases are as follows:
(amounts in millions)	Total

Years ending March 31,
2007	$62.8
2008	80.3
2009	57.8
2010	53.9
2011	54.9
Thereafter	280.5

$590.2

98 _ CAE ANNUAL REPORT 2006

NOTE 21 — EMPLOYEE FUTURE BENEFITS

The Company has two registered funded defined-benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a pension plan for employees in the Netherlands that provides benefits based on similar provisions.

     In addition, the Company maintains a supplemental arrangement plan in Canada and in Germany to provide defined benefits. These supplemental arrangements are the sole obligation of the Company, and there is no requirement to fund it. However, the Company is obligated to pay the benefits when they become due. Under the Canadian supplemental arrangement, once the designated employee retires from the Company, the Company is required to secure the obligation for that employee. As at March 31, 2006, the Company has issued letters of credit totalling $20.0 million to secure these obligations under the Canadian supplemental arrangement.

     Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

     In fiscal 2005, the Company approved certain pension plan improvements to the Canadian registered pension plans resulting in increased pension obligations of $0.9 million. No such improvements were approved for fiscal 2006.

The changes in pension obligations, in fair value of assets and the financial position of the funded pension plans are as follows:

			2006			2005

(amounts in millions)	Canadian	Foreign	Total	Canadian	Foreign	Total

Change in pension obligations
Pension obligation at
beginning of year	$158.7	$15.3	$174.0	$139.5	$14.1	$153.6
Current service cost	4.2	0.5	4.7	3.6	0.6	4.2
Interest cost	9.5	0.6	10.1	9.0	0.6	9.6
Discontinued operations	–	–	–	(4.2)	–	(4.2)
Employee contributions	2.5	0.4	2.9	2.6	0.5	3.1
Plan amendments	–	–	–	0.9	–	0.9
Pension benefits paid	(8.2)	(0.1)	(8.3)	(8.1)	(0.1)	(8.2)
Actuarial loss	8.7	0.3	9.0	15.4	–	15.4
Foreign exchange variation	–	(1.4)	(1.4)	–	(0.4)	(0.4)

Pension obligation at end of year	175.4	15.6	191.0	158.7	15.3	174.0

Change in fair value of plan asset
Fair value of plan assets at
beginning of year	128.2	14.8	143.0	118.9	12.6	131.5
Actual return on plan assets	11.9	1.4	13.3	12.6	1.4	14.0
Pension benefits paid	(8.2)	(0.1)	(8.3)	(8.1)	(0.1)	(8.2)
Discontinued operations	–	–	–	(4.2)	–	(4.2)
Plan expenses	(0.3)	–	(0.3)	(0.3)	–	(0.3)
Employee contributions	2.5	0.4	2.9	2.6	0.5	3.1
Employer contributions	10.6	0.9	11.5	6.7	1.0	7.7
Foreign exchange variation	–	(1.5)	(1.5)	–	(0.6)	(0.6)

Fair value of plan assets at end of year	144.7	15.9	160.6	128.2	14.8	143.0

Financial position – plan
(deficit)/surplus	(30.7)	0.3	(30.4)	(30.5)	(0.5)	(31.0)
Unrecognized net actuarial loss	45.9	(0.4)	45.5	42.4	0.5	42.9
Unamortized past service cost	5.6	–	5.6	6.1	–	6.1

Amount recognized as an asset
at end of year	$20.8	$(0.1)	$20.7	$18.0	$ –	$18.0

As at March 31, 2006 and 2005, the two Canadian funded plans had pension obligations in excess of plan assets.

CAE ANNUAL REPORT 2006 _ 99

NOTE 21 — EMPLOYEE FUTURE BENEFITS (CONT’D)
Pension obligations related to the supplemental arrangements are as follows:
			2006			2005

(amounts in millions)	Canadian	Foreign	Total	Canadian	Foreign	Total

Change in pension obligations
Pension obligation at
beginning of year	$16.1	$6.4	$22.5	$14.6	$4.6	$19.2
Current service cost	0.9	0.2	1.1	0.8	0.1	0.9
Interest cost	1.0	0.2	1.2	0.9	0.3	1.2
Pension benefits paid	(1.4)	(0.3)	(1.7)	(0.8)	(0.3)	(1.1)
Actuarial loss	5.1	–	5.1	1.0	1.8	2.8
Special/contractual
termination benefits	–	–	–	0.2	–	0.2
Settlement of discontinued operations	–	–	–	(0.6)	–	(0.6)
Foreign exchange variation	–	(0.6)	(0.6)	–	(0.1)	(0.1)

Pension obligation at end of year	21.7	5.9	27.6	16.1	6.4	22.5

Financial position – plan deficit	(21.7)	(5.9)	(27.6)	(16.1)	(6.4)	(22.5)
Unrecognized net actuarial loss	5.2	1.5	6.7	0.1	1.8	1.9

Amount recognized as a
liability at end of year	$(16.5)	$(4.4)	$(20.9)	$(16.0)	$(4.6)	$(20.6)

The net pension cost for funded pension plans for the years ended March 31 included the following components:
(amounts in millions)				2006	2005	2004

Current service cost				$4.7	$3.6	$3.4
Plan expenses				0.3	0.3	0.3
Interest cost on pension obligations				10.1	9.0	8.5
Actual return on plan assets				(13.3)	(12.6)	(14.4)
Net actuarial loss on benefit obligation				9.0	15.4	–
Past service cost arising from plan amendments in the period				–	0.9	1.2

Pension cost before adjustments to recognize the long-term nature of plans				10.8	16.6	(1.0)

Adjustments to recognize long-term nature of plans:
Difference between expected return and actual return on plan assets				4.2	4.8	7.7
Difference between actuarial loss recognized for the year and
actual actuarial loss on benefit obligations for the year				(6.7)	(14.0)	2.2
Difference between amortization of past service cost for the
year and actual plan amendments for the year				0.5	(0.4)	(0.8)

Total adjustment				(2.0)	(9.6)	9.1

Net pension cost				8.8	7.0	8.1
Curtailment/settlement of discontinued operations				–	1.3	0.8

Net pension cost including curtailment/settlement of discontinued operations				$8.8	$8.3	$8.9

The following components are combinations of the items presented above:
(amounts in millions)				2006	2005	2004

Expected return on plan assets				$(9.1)	$(7.8)	$(6.7)
Amortization of net actuarial loss				2.3	1.4	2.2
Amortization of past service costs				0.5	0.5	0.4

100 _ CAE ANNUAL REPORT 2006

With respect to the supplemental arrangements, the net pension cost is as follows:
(amounts in millions)	2006	2005	2004

Current service cost	$1.1	$0.8	$0.8
Interest cost on pension obligations	1.2	1.0	0.9
Net actuarial loss on benefit obligation	5.1	1.0	0.1

Pension cost before adjustments to recognize the long-term nature of plans	7.4	2.8	1.8

Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for the year and
actual actuarial loss on benefit obligation for the year	(5.0)	(1.0)	(0.1)

Net pension cost	2.4	1.8	1.7

Curtailment/settlement of discontinued operations	–	(0.4)	–

Net pension cost including curtailment/settlement of discontinued operations	$2.4	$1.4	$1.7

The following components are combinations of the items presented above:
(amounts in millions)	2006	2005	2004

Amortization of net actuarial loss	$0.1	$–	$–

Additional information on Canadian funded pension plan assets – weighted average asset allocations by asset category are as follows:

	Allocation of Plan Assets at
	Measurement Dates

Asset Category	December 31,	December 31,
	2005	2004

Equity securities	63%	63%
Fixed income securities	37%	37%

Total	100%	100%

     The target allocation percentage for equity securities is 63%, which includes a mix of Canadian, US and international equities, and for the fixed-income securities is 37%, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly and are rebalanced regularly. CAE, through its fund managers, is responsible for investing the assets so as to achieve return in line with underlying market indexes. The investment policy has been modified at the end of December 2005 to allow active management of Canadian equities, which represents approximately 33% of the fund.

     Netherlands Pension Plan assets are invested through an insurance company, and the asset allocation is approximately 75% in fixed income and 25% in equities.

Additional information on employer contributions:

		Funded Plan	Supplemental Arrangements

(amounts in millions)	Canadian	Foreign	Canadian	Foreign

Actual contribution – fiscal 2005	$6.7	$1.0	$0.8	$0.3
Actual contribution – fiscal 2006	10.6	0.9	1.4	0.3
Expected contribution – fiscal 2007 (unaudited)	9.7	0.8	1.1	0.3

Additional information about benefit payments expected to be paid in future years:
Year		Funded Plans	Supplemental Arrangements

(amounts in millions – unaudited)	Canadian	Foreign	Canadian	Foreign

2007	$10.1	$0.1	$1.1	$0.3
2008	10.6	0.2	1.1	0.3
2009	11.3	0.3	1.1	0.3
2010	12.0	0.3	1.1	0.3
2011	12.9	0.5	1.2	0.3
2012 – 2016	78.8	4.0	7.4	1.7

CAE ANNUAL REPORT 2006 _ 101

NOTE 21 — EMPLOYEE FUTURE BENEFITS (CONT’D)

Significant assumptions (weighted average):

		2006		2005

	Canadian	Foreign	Canadian	Foreign

Pension obligations as of March 31:
Discount rate	5.25%	4.15%	6.00%	4.15%
Compensation rate increases	3.50%	1.80%	4.50%	1.80%
Net pension cost:
Expected return on plan assets	6.50%	5.00%	6.50%	N/A
Discount rate	6.00%	4.15%	6.50%	N/A
Compensation rate increases	4.50%	1.80%	4.50%	N/A

     For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

The Company measures its benefit obligations and fair value of plan assets for accounting purposes on December 31 of each year.

     The most recent actuarial valuation of the pension plans for funding purposes was on December 31, 2004 for the Canadian employee funded plans. The next required valuation will be on December 31, 2007 for both funded plans.

The funded plan in the Netherlands and both supplemental arrangements are valued annually on December 31.

NOTE 22 — CUMULATIVE TRANSLATION ADJUSTMENT

The net change in the currency translation adjustment account is as follows:
(amounts in millions)	2006	2005

Balance at beginning of year	$(66.3)	$(12.1)
Effect of changes in exchange rates during the year:
On net investment in self-sustaining subsidiaries, net of taxes of $2.2, (2005 – ($2.3))	(47.0)	(57.1)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investments
in self-sustaining foreign subsidiaries, net of taxes of $0.9 (2005 – $2.3)	3.7	9.9
Portion included in income as a result of reductions in net investments
in self-sustaining foreign operations, net of taxes of ($0.3) (2005 – $4.9)	(5.6)	(7.0)

Balance at end of year	$(115.2)	$(66.3)

NOTE 23 — INVESTMENT TAX CREDITS

The Company is subject to a review by the taxation authorities in various jurisdictions. The determination of tax liabilities and investment tax credits (ITCs) recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on Management's best estimates. Differences between the estimates and the ultimate amounts of taxes and ITCs are recorded in earnings at the time they can be determined. In the first quarter of fiscal 2005, an amount of $11.4 million, net of tax of $4.7 million, of ITCs was recognized in net earnings and $0.4 million was recorded against deferred development costs. These amounts related to the results of reviews by the taxation authorities for fiscal years 2000 to 2002 and to Management's reassessment of its best estimate of potential tax liabilities for the subsequent fiscal years. On a per segment basis, gross ITCs were recognized as follows: Simulation Products/Civil at $9.8 million, Simulation Products/Military at $4.4 million and discontinued operations at $1.9 million.

     The following table for fiscal 2005 provides the earnings from continuing operations before interest and income taxes amounts by segment, including and excluding ITC provisions reversed based on recent tax reviews:

	Including	Excluding
	ITC Provisions	ITC Provisions
(amounts in millions)	Reversed	Reversed

Simulation Products/Civil	$7.8	$(2.0)
Simulation Products/Military	26.4	22.0

	$34.2	$20.0

102 _ CAE ANNUAL REPORT 2006

NOTE 24 — RESTRUCTURING COSTS

In fiscals 2004 and 2005, the Company proceeded with three measures intended to restore its profitability, cash flows and return on investment. The first two initiatives were announced at the end of the fourth quarter of fiscal 2004 and were carried out during the first and second quarters of fiscal 2005.

     The first initiative resulted in a restructuring charge of $8.2 million that was recorded in the results of the fourth quarter of fiscal 2004. An amount of $0.7 million related to the sale of its Marine Controls segment has been allocated to discontinued operations. The charge included severance and other involuntary termination costs that related mainly to the workforce reduction of approximately 250 employees in the Montreal plant, following the loss of a major simulation equipment contract to a competitor. The complete amount was disbursed during the first and second quarters of fiscal 2005.

     The second initiative was designed to integrate a number of functions at certain European training centres. A restructuring charge of $1.8 million, mainly for severance and other costs, was also recorded in the results of the fourth quarter of fiscal 2004. During fiscal 2005, an amount of $1.2 million was disbursed, leaving a provision of $0.6 million, mostly paid during the second quarter of fiscal 2006.

     During the fourth quarter of 2005, following a comprehensive review of current performance and the strategic orientation of its operations, the Company announced a broad Restructuring Plan (third initiative) aimed at the elimination of existing duplications between the Civil and Military segments and the achievement of a more competitive cost structure. The plan, which includes a workforce reduction of approximately 450 employees and the closing of redundant facilities, has a significant effect on the Company's operations in Montreal and around the world, including some European and US training centres, and will be executed over 18 months. A restructuring charge of $24.5 million, consisting mainly of severance and other related costs, was recorded in the results of the fourth quarter of fiscal 2005. During the fourth quarter of fiscal 2005, $13.9 million was paid, resulting in a balance of $10.6 million as at March 31, 2005. During fiscal 2006, $16.3 million was disbursed and additional expenses of $18.9 million were incurred resulting from, among other things, progress achieved in the Restructuring Plan in European Civil training centres.

The following table provides the restructuring charge for each reportable segment:

(amounts in millions)	2006	2005	2004

Simulation Products/Civil	$2.8	$7.6	$–
Simulation Products/Military	4.3	10.8	7.5
Training & Services/Civil	11.6	4.9	1.2
Training & Services/Military	0.2	1.2	0.6

	$18.9	$24.5	$9.3

The continuity of the restructuring provision is as follows:
	Employee
	Termination	Other
(amounts in millions)	Costs	Costs	Total

Costs charged to expenses	$8.7	$0.6	$9.3
Payments made	(8.2)	(0.5)	(8.7)

Balance of provision as at March 31, 2004	$0.5	$0.1	$0.6
Costs charged to expenses	20.8	3.7	24.5
Payments made	(12.1)	(1.8)	(13.9)

Balance of provision as at March 31, 2005	$9.2	$2.0	$11.2
Costs charged to expenses	12.6	6.3	18.9
Payments made	(9.3)	(7.6)	(16.9)
Foreign exchange	(0.5)	(0.1)	(0.6)

Balance of provision as at March 31, 2006	$12.0	$0.6	$12.6

CAE ANNUAL REPORT 2006 _ 103

NOTE 25 — VARIABLE INTEREST ENTITIES

The following table summarizes, by segment, the total assets and total liabilities of the significant variable interest entities (VIEs) in which the Company has a variable interest as at March 31:

		2006		2005

(amounts in millions)	Assets	Liabilities	Assets	Liabilities

Training and Services/Civil:
Sale and leaseback structures
Air Canada Training Centre – Fiscal 2000	$14.7	$14.7	$15.4	$15.4
Toronto Training Centre – Fiscal 2002	25.5	25.5	26.6	26.6
Denver/Dallas – Fiscal 2003	56.4	56.4	58.7	58.7
SimuFlite – Fiscal 2004	80.0	80.0	83.1	83.1
Amsterdam Training Centre – Fiscal 2002	–	–	44.1	40.8
North East Training Center – Fiscal 2006	28.4	28.4	–	–

	$205.0	$205.0	$227.9	$224.6
Less assets and liabilities:
Newly consolidated under AcG-15	–	–	44.1	40.8

Assets and liabilities of non-consolidated VIEs subject to disclosure	$205.0	$205.0	$183.8	$183.8

Training and Services/Military:
Sale and leaseback structures
Aircrew Training Centre – Fiscal 1998	$56.3	$45.9	$61.5	$53.1

Less assets and liabilities:
Newly consolidated under AcG-15	–	–	–	–

Consolidated assets and liabilities before allowing
for its classification as a VIE and the Company
being the primary beneficiary	$56.3	$45.9	$61.5	$53.1

Simulation Products/Military:
Partnership arrangements
Eurofighter Simulation Systems – Fiscal 1999	$221.5	$218.2	$245.3	$241.6

Less assets and liabilities:
Newly consolidated under AcG-15	–	–	–	–

Assets and liabilities of non-consolidated VIEs subject to disclosure	$221.5	$218.2	$245.3	$241.6

Pursuant to the adoption of AcG-15 on January 1, 2005, the consolidation of the VIE resulted in an increase in total assets, total liabilities,

and shareholders' equity of $46.9 million, $43.7 million, and $3.2 million, respectively.
The detailed impact per balance sheet item is as follows as of January 1, 2005:
(amounts in millions)	Consolidated in Fiscal 2005

Assets
Property, plant and equipment	$46.9

$46.9
Liabilities
Accounts payable and accrued liabilities	$0.6
Long-term debt (including current portion )	41.3
Future income tax liabilities	1.8

$43.7
Shareholders' Equity
Retained earnings	$3.3
Currency translation adjustment	(0.1)

$46.9

     The liabilities recognized as a result of consolidating this VIE do not represent additional claims on the Company's general assets; rather, they represent claims against the specific assets of the consolidated VIE. Conversely, assets recognized as a result of consolidating this VIE do not represent additional assets that could be used to satisfy claims against the Company's general assets. Additionally, the consolidation of this VIE did not result in any change in the underlying tax, legal or credit exposure of the Company.

104 _ CAE ANNUAL REPORT 2006

SALE AND LEASEBACK STRUCTURES

A key element of CAE's finance strategy to support the investment in its Civil and Military training and services business is the sale and leaseback of certain FFSs installed in the Company's global network of training centres. This provides CAE with a cost-effective long-term source of fixed-cost financing. A sale and leaseback structure arrangement can be executed only after the FFS has achieved certification by regulatory authorities (i.e. the simulator is installed and is available to customers for training). The sale and leaseback structures are typically structured as leveraged leases with an owner-participant.

     The Company has entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to simulators used in the Company's training centers for the military and civil aviation segments. These leases expire at various dates up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. These SPEs are financed by secured long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives. The equipment serves as collateral for the long-term debt of the SPEs.

     The Company's variable interests in these SPEs are solely through fixed purchase price options and residual value guarantees, except for two cases where, in the first instance, it is in the form of equity and subordinated loan and in the second instance, it is in the form of a cost-sharing construction agreement. In another case, the Company also provides administrative services to the SPE in return for a market fee.

     Some of these SPEs are VIEs, and the Company was the primary beneficiary for only one of them as at March 31, 2006. With respect to the year ended March 31, 2005, the Company also concluded that it was the primary beneficiary for two SPEs, of which, one was fully consolidated into the Company's Consolidated Financial Statements at March 31, 2005, even before allowing for its classification as a VIE and the Company being the primary beneficiary.

     The second entity was consolidated effective January 1, 2005. During fiscal 2006, the Company proceeded with the purchase of the assets from this VIE and repaid any related liability. Total payment made to settle the Amsterdam asset-backed financing lease amounted to y22.7 million previously recorded as the VIE's liability. As a result, as at March 31, 2006, the Company no longer has a variable interest in this second entity.

     For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate under AcG-15. As at March 31, 2006, the Company's maximum potential exposure to losses relating to these non-consolidated SPEs was $47.7 million ($49.4 million in 2005).

PARTNERSHIP ARRANGEMENTS

The Company entered into partnership arrangements to provide manufactured military simulation products as well as training and services for both the Military and Civil segments.

     The Company's involvement with entities, in connection with these partnership arrangements, is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training service contracts. The Company concluded that certain of these entities are VIEs, but the Company is not the primary beneficiary. Accordingly, these entities have not been consolidated. The Company continues to account for these investments under the equity method, recording its share of the net earnings or loss based on the terms of the partnership arrangements. As at March 31, 2006 and 2005, the Company's maximum off-balance sheet exposure to losses related to these non-consolidated VIEs, other than from its contractual obligations, was not material.

NOTE 26 — OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its businesses based principally on products and services. Effective April 1, 2005, the Company changed its internal organizational structure such that operations are managed through four segments:

(i)	Simulation Products/Civil: Designs, manufactures and supplies civil flight simulators, training devices and visual systems

(ii)	Simulation Products/Military: Designs, manufactures and supplies advanced military training products for air, land and sea applications

(iii)	Training & Services/Civil: Provides business and commercial aviation training and related services

(iv)	Training & Services/Military: Supplies military turnkey training and operational solutions, support services, life extensions, systems maintenance and modelling and simulation solutions Due to this change, the corresponding items of segment information for earlier periods have been reclassified to conform to the new internal organization. The accounting policies of each segment are the same as those described in Note 1.

     The Company's operations were previously broken down into the following operating segments: Military Simulation & Training (Military), Civil Simulation & Training (Civil) and Marine Controls (Marine) until the disposal of the latter segment in the fourth quarter of fiscal 2005.

CAE ANNUAL REPORT 2006 _ 105

NOTE 26 — OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION (CONT’D)

RESULTS BY SEGMENT

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is earnings (loss) before other income (expense) net, interest, income taxes and discontinued operations (hereinafter referred to as Segment Operating Income). The Simulation Products/Civil and the Simulation Products/Military segments operate under an integrated organization sharing substantially all engineering, development, global procurement, program management and manufacturing functions. The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company's Consolidated Financial Statements. Transactions between operating segments are mainly simulator transfers from the Simulation Products/Civil segment to the Training & Services/Civil segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is made based on a proportion of each segment's cost of sales.

(amounts in millions)		Simulation Products			Training & Services				Total

	2006	2005	2004	2006	2005	2004	2006	2005	2004

Civil
External revenue	$257.0	$213.4	$193.0	$322.3	$306.8	$268.8	$579.3	$520.2	$461.8
Segment Operating Income	30.2	7.8	10.7	57.9	39.8	28.3	88.1	47.6	39.0
Depreciation and amortization
Property, plant and equipment	5.5	7.5	8.2	36.6	34.9	29.9	42.1	42.4	38.1
Intangible and other assets	5.8	4.6	5.5	6.7	10.4	10.4	12.5	15.0	15.9
Capital expenditures	5.7	10.9	13.4	87.5	100.6	68.3	93.2	111.5	81.7

Military
External revenue	$327.4	$278.9	$291.8	$200.5	$187.1	$184.8	$527.9	$466.0	$476.6
Segment Operating Income	27.7	26.4	28.5	19.1	20.8	23.1	46.8	47.2	51.6
Depreciation and amortization
Property, plant and equipment	6.1	8.7	8.7	4.3	4.0	4.5	10.4	12.7	13.2
Intangible and other assets	7.7	0.7	0.1	2.7	4.0	1.4	10.4	4.7	1.5
Capital expenditures	6.0	4.4	3.5	30.9	2.1	1.6	36.9	6.5	5.1

Total
External revenue	$584.4	$492.3	$484.8	$522.8	$493.9	$453.6	$1,107.2	$986.2	$938.4
Segment Operating Income	57.9	34.2	39.2	77.0	60.6	51.4	134.9	94.8	90.6
Depreciation and amortization
Property, plant and equipment	11.6	16.2	16.9	40.9	38.9	34.4	52.5	55.1	51.3
Intangible and other assets	13.5	5.3	5.6	9.4	14.4	11.8	22.9	19.7	17.4
Capital expenditures	11.7	15.3	16.9	118.4	102.7	69.9	130.1	118.0	86.8

CONSOLIDATED EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES

The following table provides a reconciliation between total Segment Operating Income and earnings (loss) before interest and income taxes:

(amounts in millions)	2006	2005	2004

Total Segment Operating Income	$134.9	$94.8	$90.6
Foreign exchange gain on the reduction of the investment
in certain self-sustaining subsidiaries (a)	5.3	–	–
Impairment of goodwill, tangible and intangible assets (Note 4)	–	(443.3)	–
Restructuring charge (Note 24)	(18.9)	(24.5)	(9.3)
Other costs associated with the Restructuring Plan (b)	(15.1)	–	–

Earnings (loss) before interest and income taxes	$106.2	$(373.0)	$81.3

(a)	The Company reduced the capitalization of its certain self-sustaining subsidiaries. Accordingly, the corresponding amount of foreign exchange accumulated in the cumulative translation adjustment account was transferred to the Consolidated Statements of Earnings.

(b)	Since the beginning of fiscal year 2006, the Company has also incurred incremental costs related to its Restructuring Plan which are included in earnings (loss) according to GAAP. These costs are not included in the Segment Operating Income. A significant portion relates to the re-engineering of the Company's business processes from which a portion is associated with the deployment of the ERP system (excluding the portion capitalized). The Company also incurred costs related to the review of its strategy and other costs associated with its restructuring activities.

106 _ CAE ANNUAL REPORT 2006

ASSETS EMPLOYED BY SEGMENT

CAE uses assets employed to assess resources allocated to each segment. Assets employed include accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets. Assets employed exclude cash, income tax accounts, assets held for sale and assets of certain non-operating subsidiaries.

	As at March 31,	As at March 31,
(amounts in millions)	2006	2005

Simulation Products/Civil	$163.5	$167.1
Simulation Products/Military	225.2	280.7
Training & Services/Civil	833.8	762.6
Training & Services/Military	166.7	138.7

Total assets employed	1,389.2	1,349.1

Assets not included in assets employed	326.9	350.6

Total assets	$1,716.1	$1,699.7

GEOGRAPHIC INFORMATION

The Company markets its products and services in over 19 countries. Sales are attributed to countries based on the location of customers.

(amounts in millions)	2006	2005	2004

Revenue from external customers
Canada	$100.1	$81.4	$109.8
United States	393.5	413.5	302.2
United Kingdom	80.2	85.3	86.5
Germany	143.4	110.2	129.8
Netherlands	104.6	56.8	51.2
Other European countries	51.2	81.1	102.0
Asia and Middle Eastern countries	173.0	69.5	79.1
Other countries	61.2	88.4	77.8

	$1,107.2	$986.2	$938.4

		As at March 31,	As at March 31,
(amounts in millions)		2006	2005

Property, plant and equipment, goodwill and intangible assets
Canada		$250.6	$195.7
United States		300.9	277.4
United Kingdom		77.3	81.7
Spain		84.2	98.3
Germany		30.1	12.5
Netherlands		113.1	135.4
Other European countries		66.2	74.2
Asia and Middle Eastern countries		24.3	19.8
Other countries		7.9	9.5

		$954.6	$904.5

NOTE 27 — DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States (US GAAP).

Additional disclosures required under US GAAP have been provided in the accompanying consolidated financial statements and notes.

CAE ANNUAL REPORT 2006 _ 107

NOTE 27 — DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

The reconciliation of net earnings (loss) in accordance with Canadian GAAP to conform to US GAAP is as follows:

Years ended March 31
(amounts in millions, except per share amounts)	2006	2005	2004

Net earnings (loss) in accordance with Canadian GAAP	$64.9	$(199.9)	$64.0
Deferred development costs, net of tax expense (recovery) of $2.3
(2005 – ($2.2)), (2004 – ($1.2)) (A)	5.4	9.5	(2.5)
Deferred pre-operating costs, net of tax expense of $1.8
(2005 – $3.6), (2004 – $0.4) (B)	4.2	8.1	(0.1)
Derivative instruments, net of tax expense (recovery) of $2.6
(2005 – ($0.8)) (2004 – ($4.0)) (C)	5.3	(4.0)	(8.5)
Variable interest entities net of tax expense of $nil
(2005 – $0.5), (2004 – $2.5) (G)	–	0.6	5.3
Reduction of the net investment in self-sustaining operations (H)	(5.3)	–	–
Goodwill impairment on purchase of subsidiary in 2002,
net of tax recovery of $ 3.7 million (E)	–	(7.9)	–

Earnings (Loss) from continuing operations before cumulative
effect of accounting change – US GAAP	$74.5	$(193.6)	$58.2
Adjustment of discontinued operations in accordance with US GAAP (A,B,C,H)	–	(5.9)	(0.7)

Net earnings (loss) before cumulative effect of accounting change – US GAAP	74.5	(199.5)	57.5
Cumulative effect on prior years of accounting change (D) (G)	–	(0.6)	–

Net earnings (loss) for the year in accordance with US GAAP	$74.5	$(200.1)	$57.5

Basic and diluted (loss) earnings per share from continuing operations
in accordance with US GAAP	0.30	(1.21)	0.18

Basic and diluted results per share from discontinued operations
in accordance with US GAAP	0.02	0.40	0.07

Basic and diluted net earnings(loss) per share before cumulative effect
of accounting change in accordance with US GAAP	0.30	(0.81)	0.25

Basic and diluted net earnings (loss) per share in accordance with US GAAP	0.30	(0.81)	0.25

Dividends per common share	0.04	0.10	0.12

Weighted average number of common shares outstanding	249.8	247.1	233.2

(amounts in millions)	2006	2005	2004

Comprehensive income
Net earnings(loss) in accordance with US GAAP	$74.5	$(200.1)	$57.5
Change in accumulated minimum pension liability, net of taxes of $0.1
(2005 – $1.7) (2004 – $4.2) (J)	(0.1)	(4.2)	9.1
Change in foreign currency translation adjustments	(43.6)	(41.3)	(40.1)

Comprehensive income	$30.8	$(245.6)	$26.5

ACCUMULATED OTHER COMPREHENSIVE LOSS IN ACCORDANCE WITH US GAAP
		Change in
	Foreign Currency	accumulated
	translation	minimum
(amounts in millions)	adjustments	pension liability	Total

Closing balance – 2004	$(18.4)	$(14.4)	$(32.8)
Changes for the year – 2005	(41.3)	(4.2)	(45.5)

Closing balance – 2005	(59.7)	(18.6)	(78.3)
Changes for the year – 2006	(43.6)	(0.1)	(43.7)

Ending balance – 2006	$(103.3)	$(18.7)	$(122.0)

108 _ CAE ANNUAL REPORT 2006

The cumulative effect of these adjustments on the shareholders' equity of the Company is as follows:
(amounts in millions)				2006	2005

Shareholders' equity in accordance with Canadian GAAP				$675.3	$651.6
Deferred development costs, net of tax expense of $13.3 (2005 – $15.6) (A)				(13.0)	(18.4)
Deferred pre-operating costs, net of tax expense of $3.4 (2005 – $5.2) (B)				(6.6)	(10.8)
Derivative instruments, net of tax expense of $7.7 (2005 – $10.3) (C)				(17.2)	(22.5)
Minimum pension liability, net of tax expense of $8.4 (2005 – $8.3) (J)				(18.7)	(18.6)

Shareholders' equity in accordance with US GAAP				$619.8	$581.3

The consolidated balance sheets in accordance with US GAAP as at March 31, 2006 and March 31, 2005 are as follows:
(amounts in millions)	Notes		March 31, 2006		March 31, 2005

		Canadian GAAP	US GAAP	Canadian GAAP	US GAAP

Assets
Cash and cash equivalents		$81.1	$81.1	$57.1	$57.1
Accounts receivable		260.3	260.3	255.7	255.7
Derivative instruments	C	–	5.5	–	9.1
Inventories		93.2	93.2	101.0	101.0
Prepaid expenses		25.2	25.2	17.8	17.8
Income taxes recoverable		75.7	75.7	58.5	58.5
Future income taxes		5.7	5.7	2.5	2.5
Current assets held for sale		–	–	5.8	3.4

		$541.2	$546.7	$498.4	$505.1

Property, plant and equipment, net		839.3	839.3	792.2	792.2
Future income taxes	A,B,C,E,G,J	78.2	110.6	101.0	140.9
Intangible assets	J	23.3	28.9	20.2	26.3
Goodwill		92.0	92.0	92.1	92.1
Other assets	A,B	136.2	100.8	138.3	91.4
Long-term assets held for sale		5.9	5.9	57.5	56.9

		$1,716.1	$1,724.2	$1,699.7	$1,704.9

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities		$373.7	$373.7	$312.8	$312.8
Deposits on contracts		146.4	146.4	93.5	93.5
Derivative instruments	C	–	30.9	–	42.3
Current portion of long-term debt due within one year		10.4	10.4	35.3	35.3
Future income taxes		14.5	14.5	19.6	19.6
Current liabilities related to assets held for sale	J	–	–	7.8	8.0

		$545.0	$575.9	$469.0	$511.5

Long-term debt		260.9	260.9	307.6	307.6
Deferred gains and other long-term liabilities	J	206.5	239.2	179.8	212.8
Future income taxes		28.4	28.4	38.3	38.3
Long-term liabilities related to assets held for sale		–	–	53.4	53.4

		$1,040.8	$1,104.4	$1,048.1	$1,123.6

Shareholders’ Equity
Capital stock	F,K	$389.0	$633.2	$373.8	$618.0
Contributed surplus		5.8	5.8	3.3	3.3
Retained earnings	A,B,C,D,E,F,G,H,K,	395.7	102.8	340.8	38.3
Currency translation adjustment	H,I	(115.2)	–	(66.3)	–
Accumulated other comprehensive loss	H,J	–	(122.0)	–	(78.3)

		$675.3	$619.8	$651.6	$581.3

		$1,716.1	$1,724.2	$1,699.7	$1,704.9

CAE ANNUAL REPORT 2006 _ 109

NOTE 27 — DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

CONSOLIDATED STATEMENT OF CASH FLOWS

Under US GAAP reporting, separate subtotals within operating, financing and investment activities would not be presented. The reconciliation of cash flows under Canadian GAAP to conform to US GAAP is as follows:

Years ended March 31 (amounts in millions)	Note	2006	2005	2004

Cash flows from operating activities in accordance with Canadian GAAP		$238.3	$207.6	$5.7
Deferred development costs	A	(1.8)	(9.9)	(12.7)
Deferred pre-operating costs	B	(0.7)	(1.7)	(6.6)
Variable interest entities	G	–	5.6	13.7
Deferred pre-operating costs related to discontinued operations		–	(0.4)	(3.8)

Cash flows from operating activities in accordance with US GAAP		$235.8	$201.2	$(3.7)

Cash flows from investing activities in accordance with Canadian GAAP		$(157.4)	$131.6	$24.5
Deferred development costs	A	1.8	9.9	12.7
Deferred pre-operating costs	B	0.7	1.7	6.6
Deferred pre-operating costs related to discontinued operations		–	0.4	3.8

Cash flows from investing activities in accordance with US GAAP		$(154.9)	$143.6	$47.6

Cash flows from financing activities in accordance with Canadian GAAP		$(53.2)	$(337.3)	$17.8
Variable interest entities	G	–	(5.6)	(13.7)

Cash flows from financing activities in accordance with US GAAP		$(53.2)	$(342.9)	$4.1

RECONCILIATION ITEMS

A)	Deferred development costs

Under US GAAP, development costs are charged to expense in the period incurred. Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. The difference between US GAAP and Canadian GAAP represents the gross development costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized.

B)	Deferred pre-operating costs

Under US GAAP, pre-operating costs are charged to expense in the period incurred. Under Canadian GAAP, the amounts are deferred and amortized over 5 years based on the expected period and pattern of benefit of the deferred expenditures. The difference between US GAAP and Canadian GAAP represents the gross pre-operating costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized.

C)	Derivative financial instruments

Under Canadian GAAP, the Company recognizes the gains and losses on forward contracts entered into for hedging purposes in income concurrently with the recognition of the transactions being hedged. The interest payments relating to swap contracts are recorded in net earnings (loss) over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense. Under US GAAP, all derivatives (including embedded derivatives in purchase and sale contracts) are recorded on the consolidated balance sheet at fair value. Realized and unrealized gains and losses resulting from the valuation of derivatives at market value are recognized in net (loss) earnings as the gains and losses arise and not concurrently with the recognition of the transactions being hedged, as the Company does not apply the optional hedge accounting provisions of SFAS 133, 138 and 149.

D)	Adjustments for changes in accounting policies

Under US GAAP, the cumulative effect of certain accounting changes had to be included in earnings (loss) in the year of the change. Under Canadian GAAP, the impact is reflected through retained earnings.

E)	Goodwill impairment on purchase of subsidiary

Under Canadian GAAP, upon the purchase of Schreiner, a foreign exchange gain was recorded in fiscal 2002 as a reduction of goodwill on the forward contract hedge of the foreign currency denominated purchase price. Under US GAAP, this gain was recorded in earnings. In fiscal 2005, Management performed a comprehensive review of current performance and strategic orientation of its business units, which led to the review of the carrying amount of certain assets such as the goodwill of Schreiner (Note 4). Accordingly an additional impairment charge of $7.9 million (net of tax of $3.7 million) was recorded in earnings as per US GAAP.

F)	Reduction in stated capital

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under US GAAP, the reduction of stated capital would not be permitted.

G)	Variable interest entities

The Company enters into sale and leaseback arrangements with special purposes entities (SPEs) relating to simulation equipment used in the Company's training centre. Prior to the adoption of FASB Interpretation (“FIN”) No. 46 ''Consolidation of Variable Interest Entities'', the Company was consolidating SPEs for which legal stated capital represented less than 3% of their assets. Under those rules, three SPEs were consolidated.

110 _ CAE ANNUAL REPORT 2006

     In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46, Consolidation of Variable Interest Entities. This interpretation clarifies how to apply Accounting Research Bulletin ('ARB No. 51”) Consolidated Financial Statements to those entities defined as Variable Interest Entities, when equity investors are not considered to have a controlling financial interest or they have not invested enough equity to allow the entity to finance its activities without additional subordinated financial support from other parties. This interpretation requires that existing unconsolidated variable interest entities be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An entity that holds a significant variable interest but is not the primary beneficiary is subject to specific disclosure requirements.

     In December 2003, the FASB revised FIN No.46 to make certain technical corrections and address certain implementation issues that had arisen. FIN No.46R provides a new framework for identifying Variable Interest Entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. The Company was required to replace FIN No. 46 provisions with FIN No. 46R provisions to all newly created post-January 31, 2003 entities as of the end of the first period ending after March 15, 2005. As a foreign private issuer, the company applied the provisions of FIN 46R to entities created before February 1, 2003, starting April 1, 2004. The Company adopted FIN No. 46R on April 1, 2004.

     Upon adoption, by the Company, of FIN No. 46R, the Company concluded that two out of the three SPEs that were consolidated under the old rules were no longer required to be consolidated. The impact on CAE's net earnings of the deconsolidation was $0.6 million.

     A similar accounting standard under Canadian GAAP, AcG 15 – Consolidation of Variable Interest Entities, has been adopted by the Company on January 1, 2005. Due to a different application date between Canadian and US GAAP, the Company had to record in fiscal 2005 a decrease of $0.6 million (net of taxes of $0.5 million) in its net earnings as per US GAAP.

     In fiscal 2006, CAE decided to repurchase the asset (simulator) included in the consolidated VIE therefore no need for consolidation anymore in CAE's Consolidated Financial Statements. Variable interest entities will not be a difference anymore between Canadian and US GAAP on a going forward basis.

H)	Foreign currency translation adjustment

Under US GAAP, foreign currency translation adjustment is included as a component of ''Comprehensive income''. Under Canadian GAAP, the concept of comprehensive income is not yet applicable for the Company, and the currency translation adjustment is included as a component of ''Shareholders' Equity''. In fiscal 2006, the Company transferred to consolidated earnings (loss) an amount of $5.3 million (2005 – $6.6 million, included in discontinued operations) as a result of reductions in net investments in self-sustaining foreign operations. Under US GAAP the reduction in currency translation adjustment account would not be permitted.

I)	Comprehensive income

US GAAP requires disclosure of comprehensive income, which comprises income and other components of comprehensive income. Other comprehensive income includes items that cause changes in shareholders' equity but are not related to share capital or net earnings, which, for the Company, comprises currency translation adjustments and change in minimum pension liability. Under Canadian GAAP, the requirement to report comprehensive income will be applicable for the Company only in fiscal 2008 with the adoption of section 1530 ''Comprehensive Income''.

J)	Minimum pension liability

Under US GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the Consolidated Balance Sheet is less than the minimum liability. Any portion of the additional liability that relates to unrecognized past service costs is recognized as an intangible asset while the remainder is charged to comprehensive income. The concept of additional minimum liability does not currently exist under Canadian GAAP.

K)	Share issue costs

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of taxes. Under US GAAP, these costs were recorded as a reduction of capital stock.

ACCOUNTING CHANGES

Accounting for stock-based compensation

Prior to April 1, 2003, CAE had elected to measure stock-based compensation using the intrinsic value base method of accounting. In that instance, however, under SFAS 123, the Company is required to make pro forma disclosures of net earnings (loss), basic earnings (loss) per share and diluted earnings (loss) per share using the fair value method of accounting for stock-based compensation granted prior to April 1, 2003.

Pro forma net earnings (loss) and pro forma basic and diluted net earnings (loss) per share are presented below:

(amounts in millions, except per share amounts)	2006	2005	2004

Net (loss) earnings, as reported per US GAAP	$74.5	$(200.1)	$57.5
Additional compensation expense recorded	2.5	2.0	1.3

Net earnings (loss) before the effect of Stock-based compensation	77.0	(198.1)	58.8

Pro forma impact	(4.2)	(6.4)	(6.0)

Pro forma net earnings (loss)	72.8	(204.5)	52.8

Pro forma basic and diluted net earnings (loss) per share	0.29	(0.83)	0.23

CAE ANNUAL REPORT 2006 _ 111

NOTE 27 — DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

Exchanges for Non-Monetary Assets

In 2004, the Financial Accounting Standards Board issued FAS 153, Exchanged of Non-Monetary Assets. FAS 153 amends APB Opinion No. 29, Accounting for Non-Monetary Transactions, and requires that all non-monetary exchanges be accounted for at fair value except for the exchanges of non-monetary assets that do not have commercial substance. The Company is required to apply FAS 153 to all non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. However, this standard is similar to related Canadian standard regarding non-monetary transactions which was adopted by the Company for all non-monetary transactions initiated in periods beginning on or after January 1, 2006. As a consequence, FAS 153 was adopted early, as permitted by the guideline, and had no material impact on the Company's consolidated financial statements.

Accounting for Changes and Error

In 2005, the Financial Accounting Standards Board issued FAS 154, Accounting Changes and Error, FAS 154 replace APB Opinion No. 20, Accounting Changes, This statement requires, unless impracticable, retrospective application to prior periods’ financial statements of changes in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle, FAS 154 was adopted and had no material impact on the Company’s consolidated financial statements.

Conditional Asset Retirement Obligations

In 2005, FASB also issued FASB Interpretations (FIN) 47 which clarifies the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations. The term refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted this interpretation for the year ending March 31, 2006. The adoption of this interpretation had no material impact on the Company's consolidated financial statements.

Derivative Instruments and Hedging Activities

In fiscal 2004, the Company adopted SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies the financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 had no impact on CAE's financial position.

RECENT ACCOUNTING DEVELOPMENTS

Stock- based compensation

FASB has issued a revision to FAS 123 Accounting for Stock-Based Compensation, which supersedes APB 25 and the related implementation guideline. The principal amendments require companies to recognize the costs of providing stock options to employees based on the fair value of the options at the grant date. The obligations to pay cash to employees based on the Company's share price must be recorded at fair value using an option pricing model. The Company is still evaluating the impact of this new standard on its consolidated financial statements as the effective date for public companies has been deferred to annual, rather than interim, periods that begin after June 15, 2005.

ADDITIONAL DISCLOSURES
Additional disclosures required under US GAAP are as follows:
i) Statements of earnings
For the years ended March 31
(amounts in millions)		2006		2005		2004

	Canadian	US	Canadian	US	Canadian	US
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Revenues from sales of simulators	$584.4	$584.4	$492.3	$489.4	$484.8	$463.0
Revenues from sales of training
and services	$522.8	$522.8	$493.9	$493.9	$453.6	$453.6
Cost of sales from simulators	$318.6	$308.6	$305.9	$306.8	$310.4	$309.4
Cost of sales from training
and services	$346.1	$342.4	$292.7	$277.4	$249.3	$246.2
Research and development
expenses	$95.8	$87.9	$93.5	$100.8	$81.0	$84.6
Rental expenses	$80.5	$80.5	$94.0	$94.0	$91.9	$79.0
Selling, general and
administrative expenses	$131.3	$131.3	$105.2	$105.2	$115.3	$115.3
Impairment charges	$–	–	$443.3	$440.4	$ –	$ –
Interest expense	$16.2	$15.9	$32.1	$33.9	$22.4	$22.2

112 _ CAE ANNUAL REPORT 2006

ii) Balance sheet
Accounts payable and accrued liabilities on a Canadian GAAP basis are presented below:
As at March 31
(amounts in millions)		2006	2005

Accounts payable trade		$133.6	$93.0
Contract liabilities		88.7	90.1
Income tax payable		2.5	7.7
Other accrued liabilities		148.9	122.0

Accounts payable and accrued liabilities		$373.7	$312.8

Accounts receivable from government amounted to $68.9 million as of March 31, 2006 (2005 – $52.4 million).
iii) Income taxes
The components of earnings from continuing operations and income taxes on a Canadian GAAP basis are as follows:
For the years ended March 31
(amounts in millions)	2006	2005	2004

Earnings before income taxes and other items
Canada	$(16.8)	$(87.0)	$(13.8)
Other countries	106.8	(318.1)	72.7

	$90.0	$(405.1)	$58.9

Current income taxes
Canada	$4.2	$(1.8)	$1.8
Other countries	8.9	15.3	12.6

	$13.1	$13.5	$14.4

Future income taxes
Canada	$(6.1)	$(25.8)	$(6.9)
Other countries	12.1	(88.1)	4.0

	$6.0	$(113.9)	$(2.9)

Income tax provision	$19.1	$(100.4)	$11.5

vi) Product Warranty Costs

The Company has warranty obligations in connection to the sale of its civil and military simulators. The original warranty period is usually for a two-year period. The cost incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time revenue is recognized. The Company estimates its warranty cost for a given product based on past experience. The change in the Company's accrued warranty liability as at March 31, are as follows:

(amounts in millions)	2006	2005

Accrued warranty liability at beginning of year	$5.3	$6.6
Warranty settlements during the year	(4.1)	(5.5)
Warranty provisions	6.9	3.9
Adjustments for changes in estimates	2.7	0.3

Accrued warranty obligations at the end of the year	$10.8	$5.3

CAE ANNUAL REPORT 2006 _ 113

NOTE 27 — DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONT’D)

v) Pension

Obligations and funded status:

     The accumulated benefit obligation (ABO) for all pension plans was $177.4million for March 31, 2006 and $158.5 million for March 31, 2005. At these dates, all plans had accumulated benefit obligation in excess of plan assets.

As at March 31
Before taxes (amounts in millions)	2006	2005

Minimum Liability	$32.8	30.4
Balance – fiscal year end:
Additional liability	$32.6	33.2
Intangible Assets	$(5.6)	(6.1)

Accumulated Net Additional Liability	$27.0	27.1

Change in Accumulated Net Additional Liability	$(0.1)	6.1

vi) Impairment of goodwill, tangible and intangible assets

During fiscal 2005, the Company recorded an impairment charge of $443.3 million. For US GAAP purposes the impairment will be different has the company expenses development and pre-operating costs when incurred and because the carrying amount of goodwill is different for Canadian and US GAAP (Refer to E).

     Accordingly, the Company recorded a $440.4 million impairment charge for US GAAP purposes, virtually all related to its Civil business, detailed as follows:

(amounts in millions)	2005

Goodwill	$216.8
Customer relations	86.7
Trades names	20.4
Property, plant and equipment (simulators)	78.4
Inventories	33.3
Other assets	4.8

$440.4

NOTE 28 — COMPARATIVE FINANCIAL STATEMENTS

The comparative Consolidated Financial Statements have been reclassified from statements previously presented to conform to the presentation adopted in the current year.

114 _ CAE ANNUAL REPORT 2006